UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Ex
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nge Act of 1934

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DRIVEN BRANDS HOLDINGS INC.
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2023

DrivenBrands

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS AND 2023 PROXY STATEMENT

May 8, 2023 | 12:00 PM

On behalf of the Board of Directors and management of Driven Brands Holdings Inc., we cordially invite you to attend our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 8, 2023, at 12:00 p.m., Eastern Daylight Time. We will be holding the Annual Meeting in a virtual-only format to maximize your ability to participate in the meeting. You will be able to attend, vote, and submit questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/DRVN2023 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, proxy card, or in the instructions that accompanied your proxy materials.

Enclosed are the Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business that will be acted upon at the meeting or any adjournment or postponement thereof, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“2022 Annual Report”).

On or about March 29, 2023, we will begin mailing proxy materials, including a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2022 Annual Report and how to vote over the Internet, to request and return a proxy card by mail, or to vote by telephone. For information on how to vote your shares, please refer to the proxy materials you received.

Your vote is important. Even if you plan to attend the Annual Meeting, please follow the instructions provided to you in your proxy materials and vote your shares as soon as possible. This will not prevent you from voting your shares during the Annual Meeting if you are able to attend. Thank you for your continued support of, and interest in, Driven Brands.

Sincerely,

Jonathan Fitzpatrick

President and Chief Executive Officer

March 29, 2023

Driven Brands Holdings Inc. 440 S. Church Street, Suite 700 Charlotte, NC 28202

Meeting Information

DATE	TIME	VIRTUAL MEETING	RECORD DATE

May 8, 2023	12:00 p.m., Eastern Daylight Time	www.virtualshareholdermeeting.com/DRVN2023	March 15, 2023

How to Vote

The vote of every stockholder is very important! Please place your vote one of the following ways:

ONLINE	BY PHONE	BY MAIL	IN PERSON
www.proxyvote.com	Call the telephone number in your proxy materials	Mark, sign, and return proxy card	Attend the annual meeting and cast your vote.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read our Proxy Statement and submit your proxy or voting instructions as soon as possible.

Proposals

PROPOSAL #1	PROPOSAL #2	PROPOSAL #3

Election of the three Class III director nominees named in this proxy statement, each for a term of three years.	An advisory non-binding vote to approve the compensation of our named executive officers.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023.

Shareholders will also transact such other business as may be properly brought before the meeting or any adjournment thereof by or at the direction of the Board.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 8, 2023:

This notice and the accompanying Proxy Statement and 2022 Annual Report are available here at www.proxyvote.com.

By order of the Board of Directors,

Scott O’Melia

Executive Vice President, General Counsel, and Secretary

DRIVEN BRANDS HOLDINGS INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2023

VOTING MATTERS

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors (“Board”) for use at Driven Brands Holdings Inc.’s (“Driven Brands” or the “Company”) 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 8, 2023 at 12:00 p.m., Eastern Daylight Time (“EDT”), virtually via live webcast at www.virtualshareholdermeeting.com/DRVN2023, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of 2023 Annual Meeting of Stockholders. Only stockholders of record at the close of business on March 15, 2023, the record date, are entitled to notice of and to vote at our Annual Meeting.

Stockholders are being asked to vote on the following matters at our Annual Meeting:

Management Proposal:		For More Information	Board Recommendation	Vote Required for Approval

1.	Election of the three Class III director nominees named in this proxy statement, each for a term of three years	Page 2	FOR ALL	Plurality of votes cast

2.	Approval, on a non-binding advisory basis, of the compensation of our named executive officers	Page 23	FOR	Majority of shares present and entitled to vote

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023	Page 54	FOR	Majority of shares present and entitled to vote

You may cast your vote in any of the following ways:

ONLINE	BY PHONE	BY MAIL	IN PERSON
Please log on to www.proxyvote.com and submit a proxy to vote your shares of the Company’s common stock by 11:59 p.m., EDT, on May 7, 2023.	Please call the telephone number in your proxy materials until 11:59 p.m., EDT, on May 7, 2023.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form so that it is received by the Company prior to the Annual Meeting.	You may attend the virtual Annual Meeting and cast your vote at www.virtualshareholder meeting.com/DRVN2023.

2023 Proxy Statement	1

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect Chadwick Hume, Karen Stroup, and Peter Swinburn as the three nominees named in this Proxy Statement as Class III directors (the “Class III Nominees”). Our Board of Directors has nominated the Class III Nominees to serve as directors for a term expiring at the 2026 Annual Meeting of Stockholders or until their successor has been duly elected and qualified. The persons named as proxies will vote to elect the Class III Nominees unless a stockholder indicates on their proxy that such stockholder’s shares should be withheld with respect to any of the nominees.

If any Class III Nominee becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the Board of Directors to fill the vacancy. All the nominees are currently serving as directors, and we do not expect that the nominees will be unavailable or will decline to serve.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR ALL” OF THE THREE CLASS III DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

2	2023 Proxy Statement

OUR BOARD OF DIRECTORS

The following table sets forth certain information about our directors and committees as of March 24, 2023.

Skills and Experience

	Neal Aronson*	Jonathan Fitzpatrick	Catherine Halligan	Chadwick Hume	Rick Puckett	Karen Stroup	Peter Swinburn	Michael Thompson	Jose Tomás

Executive Leadership

Board Experience

Retail Experience

Strategy and Innovation

Franchise Experience

Financial/Accounting Expertise

Technology / Digital / Cybersecurity

Human Capital

Tenure and Independence

Tenure (years)	3	5	3	3	3	3	3	3	1

Class	I	I	II	III	II	III	III	II	I

Current Term Expiration	2024	2024	2025	2023	2025	2023	2023	2025	2024

Independence

Committee Membership

Audit					C

Compensation			C

Nominating and Corporate Governance							C

Demographics

Age	58	52	59	36	69	47	70	40	55

Gender Identity	M	M	F	M	M	F	M	M	M

African American or Black

Alaskan Native or Native American

Asian

Hispanic or Latinx

White

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background

* Chairman of the Board

2023 Proxy Statement	3

Set forth below is a brief biography of each of our directors, including our director nominees. There are no family relationships among our directors and executive officers.

Directors

Class I Directors

The term of the following three Class I directors will expire at the 2024 Annual Meeting.

Neal Aronson

Neal Aronson became a member of our Board of Directors in December 2020, previously served as a member of the board of managers of Driven Investor LLC, and has served as chairman of our Board of Directors since the consummation of our initial public offering in January 2021 (“IPO”). Mr. Aronson founded Roark Capital Management, LLC, a private equity firm (“Roark”), and serves as its Managing Partner, a position he has held since 2001. Prior to founding Roark, Mr. Aronson was Co-Founder and Chief Financial Officer for U.S. Franchise Systems, Inc., or USFS, a franchisor of hotel chains. Prior to USFS, Mr. Aronson was a private equity professional at Rosecliff (a successor company to Acadia Partners), Odyssey Partners (a private equity firm), and Acadia Partners (now Oak Hill, an investment firm). Mr. Aronson began his career in the corporate finance department at Drexel, Burnham, Lambert Inc. (a former investment bank). Mr. Aronson received a B.A. from Lehigh University. Mr. Aronson is a designated director nominee by Driven Equity Sub LLC, Driven Equity LLC, RC IV Cayman ICW Holdings Sub LLC and RC IV Cayman ICW Holdings LLC (collectively, our “Principal Stockholders”) under the Stockholders Agreement (as defined below).

Qualifications: Mr. Aronson’s experience as a private equity partner, chief financial officer, and in other senior executive leadership roles working with franchise companies in the retail, consumer, and business services industries, and knowledge of complex financial matters provide him with valuable and relevant experience in franchise administration, strategic planning, corporate finance, financial reporting, mergers and acquisitions, and leadership of complex organizations, and provide him with the qualifications and skills to serve as a director.

BOARD MEMBER SINCE	AGE	BOARD COMMITTEES
2020	58	None

4	2023 Proxy Statement

Jonathan Fitzpatrick

Jonathan Fitzpatrick serves as our President, Chief Executive Officer, and a member of our Board of Directors. Mr. Fitzpatrick has served as our President and Chief Executive Officer since July 2012, as a member of our Board of Directors since April 2018, and previously served as a member of the board of managers of Driven Investor LLC. Mr. Fitzpatrick currently serves as a member of the board of directors of Nothing Bundt Cakes, a gourmet bakery, privately held by affiliates of Roark Capital Management, LLC. Prior to joining the Company, Mr. Fitzpatrick served in various capacities with Burger King Corporation (a fast food restaurant company) both prior to and after its acquisition by 3G Capital (a global investment firm). Between February

2011 and June 2012, he was Executive Vice President, Chief Brand and Operations Officer for Burger King. From October 2010 to February 2011, he was Executive Vice President of Global Operations and between August 2009 and October 2010, Senior Vice President of Operations, Europe, Middle East, and Africa. Prior to this role, he was Senior Vice President, Development and Franchising from July 2007 through August 2009. Mr. Fitzpatrick earned a Bachelor’s and Graduate degree from University College in Dublin, Ireland.

Qualifications: Mr. Fitzpatrick’s experience as the President and Chief Executive Officer of Driven Brands, as well as his extensive knowledge and leadership experience with franchise companies, provide him with the qualifications and skills to serve as a director.

BOARD MEMBER SINCE	AGE	BOARD COMMITTEES
2018	52	None

Jose Tomás

Jose Tomás became a member of our Board of Directors in July 2022. Since 2021, Mr. Tomás has served as the Chief Administrative Officer at TelevisaUnivision Inc., the leading Spanish-language media and content company in the world. In this role, he oversees strategic functions essential to TelevisaUnivision’s success, including Human Resources; Corporate Communications; Facilities/Real Estate; Social Impact; Diversity, Equity and Inclusion; and Corporate Safety, Health and Security. Prior to TelevisaUnivision, from 2018 to 2021, he served as co-founder and managing partner of BrandSparc, a global communications, branding and human resources firm. From 2017 to 2018, he was a member of General Motors’ global senior executive leadership team where he served as Senior Vice President of Global Human Resources.

Mr. Tomás also served as Executive Vice President and Chief Human Resources Officer at Anthem, Inc. from 2013 to 2017. In this role, he was responsible for Human Resources; Corporate Communications; Diversity, Equity and Inclusion; and Corporate Security.

Previously, Mr. Tomás held senior operations and administrative roles at Burger King Corporation, where he served as both president, Latin America and Caribbean region, and Global Chief People Officer. Mr. Tomás has also held human resources positions with Ryder System Inc., and operations and Human Resources roles at Publix Super Markets.

Mr. Tomás holds a bachelor’s degree in business administration and a master’s in management from Florida International University.

Qualifications: Mr. Tomás’s experience as a leader with large organizations with expertise in operations, people, and culture provide him with the qualifications to be a director.

BOARD MEMBER SINCE	AGE	BOARD COMMITTEES
2022	55	Compensation Nominating and Corporate Governance

2023 Proxy Statement	5

Class II Directors

The term of the following three Class II directors will expire at the 2025 Annual Meeting.

Catherine (Cathy) Halligan

Catherine (Cathy) Halligan became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Ms. Halligan has served as an advisor to Narvar Inc. (a software provider) since 2013 and Chanel (a fashion company) since 2014. Ms. Halligan served as an Advisor from January to April 2012 and Senior Vice President, Sales & Marketing from July 2010 to December 2011 of PowerReviews Inc. (a leading SaaS software for customer reviews and social commerce) and prior to joining PowerReviews Inc., from 2005 to 2010, she held senior marketing and e-commerce roles at Walmart, including Chief Marketing Officer of Walmart.com from 2007 to 2009 and as Vice President Market Development,

Global eCommerce from 2009 to 2010. Ms. Halligan also serves as a director for Ferguson plc (a North American value-added distributor of infrastructure, plumbing, and HVAC products) where she serves on the Audit, Compensation, and Nominating and Governance Committees, Ulta Beauty Inc. (a retailer of All Things Beauty All In One Place), where she chairs the Compensation Committee and is a member of the Nominating and Governance Committee, and Jeld-Wen Holding, Inc. (a leading global manufacturer of high performance interior and exterior building products) where she serves on the Compensation and Nominating and Governance Committees. She previously served as a director of FLIR Systems Inc. (a producer of thermal imaging cameras, components, and imaging sensors), where she chaired the Compensation Committee and was a member of the Audit Committee from 2014 to 2021. Ms. Halligan received a B.S. from Northern Illinois University.

Qualifications: Ms. Halligan’s extensive board experience and experience in digital transformation, marketing, and retail provide her with the qualifications and skills to serve as a director.

BOARD MEMBER SINCE	AGE	BOARD COMMITTEES
2020	59	Compensation Nominating and Corporate Governance

Rick Puckett

Rick Puckett became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. From December 2006 to December 2016, Mr. Puckett was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Snyder’s-Lance, Inc. (a snack food products company). Prior to Snyder’s-Lance, Mr. Puckett was Executive Vice President, Chief Financial Officer and Treasurer of United Natural Foods, Inc. (a North American food wholesaler). Mr. Puckett serves as a director, chairman of the Audit Committee, and a member of the Compensation Committee for SPX Corporation (a supplier of highly engineered infrastructure equipment technologies) and as a director, chairman of the Audit Committee, and a member of the Compensation and Nominating and Corporate Governance Committees of Whitehorse Finance, Inc. (an investment company), positions he has held since May 2016 and December 2012, respectively. Mr. Puckett has served as a member of the Board of Directors for Pet Valu, Inc., (a pet specialty retailer company, since August 2019) where he serves on the Audit Committee. He also served on the Board of Directors for Late July Brands, a privately-held food company, from 2007 through 2010. Mr. Puckett is a Certified Public Accountant, and he received a B.S. in accounting and an M.B.A. from the University of Kentucky.

Qualifications: Mr. Puckett’s experience in leadership roles at his past companies, significant knowledge and understanding of corporate finance and financial reporting, and his expert background as a Certified Public Accountant provide him with the qualifications and skills to serve as a director.

BOARD MEMBER SINCE	AGE	BOARD COMMITTEES
2020	69	Audit

6	2023 Proxy Statement

Michael Thompson

Michael Thompson became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Mr. Thompson joined Roark in 2010 and currently serves as a Managing Director. Prior to joining Roark, Mr. Thompson worked at Montage Partners (Phoenix-based private equity firm). Before Montage, Mr. Thompson served as a Senior Associate at Kroll Zolfo Copper (a financial advising company). Mr. Thompson received a B.A. from Pomona College and an M.B.A. from the University of Chicago Booth School of Business. Mr. Thompson is a designated director nominee by our Principal Stockholders under the Stockholders Agreement.

Qualifications: Mr. Thompson’s involvement with his respective firms’ investments in various companies, in-depth knowledge, and industry experience, coupled with his skills in private financing and strategic planning, provide him with the qualifications and skills to serve as a director.

BOARD MEMBER SINCE	AGE	BOARD COMMITTEES
2020	40	None

Class III Directors

The term of the following three Class III directors will expire at the Annual Meeting. The Class III Nominees are the only nominees for election at the Annual Meeting, for a term that will expire at the 2026 Annual Meeting of Stockholders or until each of their successors has been duly elected and qualified.

Chadwick (Chad) Hume

Chadwick (Chad) Hume became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Mr. Hume joined Roark in 2009 and currently serves as a Principal. Prior to joining Roark, Mr. Hume worked at Houlihan Lokey (an investment bank) and Bank of America (a financial services company). Mr. Hume received a B.B.A. from the Terry College of Business at the University of Georgia. Mr. Hume is a designated director by our Principal Stockholders under the Stockholders Agreement.

Qualifications: Mr. Hume’s experience with his firm’s investments in branded consumer companies, expertise in corporate strategy and organization, and relevant experience in the industry provide him with the qualifications and skills to serve as a director.

BOARD MEMBER SINCE	AGE	BOARD COMMITTEES
2020	36	None

2023 Proxy Statement	7

Karen Stroup

Karen Stroup became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Ms. Stroup currently serves as the Chief Digital Officer of WEX, Inc. (a payments technology company), where she leads product management, design, data & analytics, and WEX’s customer and digital transformation. Prior to WEX, Ms. Stroup was the Chief Digital Officer at Thomson Reuters (a multinational media conglomerate) from 2019-2021, where she led Thomson Reuters’s end-to-end transformation to be a global digital company, leveraging data and shared capabilities to improve Net Promoter Score, grow revenue and improve sales and marketing efficiency. Prior to joining Thomson Reuters, Ms. Stroup has also served as Director, Digital BCG Accelerator for The Boston Consulting Group, Chief

Digital Officer at TreeHouse (a home upgrade company) in 2018, as Senior Vice President, The Garage at Capital One Financial Corporation (a bank holding company) from 2016 to 2018, and as Vice President, Product Management at Intuit, Inc. (a financial software company) from 2007 to 2016. Ms. Stroup received a B.B.A. from the University of Notre Dame and an M.B.A. from Dartmouth College.

Qualifications: Ms. Stroup’s experience in leading digital transformations and delivering results leveraging customer-driven innovation provide her with the qualifications and skills to serve as a director.

BOARD MEMBER SINCE	AGE	BOARD COMMITTEES
2020	47	Audit Compensation

Peter Swinburn

Peter Swinburn became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Mr. Swinburn served as the Chief Executive Officer of Molson Coors (a multinational drink and brewing company) from 2008 to 2014.

He currently serves on the boards of Express Inc. (a specialty retail apparel chain) where he is the Chair of the Compensation and Nominating and Governance Committee Mr. Swinburn also sits on the boards of Wales Millennium Centre (an arts center), and The Rise (a housing development company) each, a privately-held company. Mr. Swinburn previously served as a director for Cabela’s Inc. (a specialty retailer of outdoor recreation merchandise), from 2015 to 2021, High Level Software Ltd (a software company), and Fuller Smith & Turner (a brewing company). Mr. Swinburn received a B.Sc. from University of Wales, Cardiff.

Qualifications: Mr. Swinburn’s extensive board experience and significant knowledge and understanding of business development, strategic planning, and consumer brand marketing provide him with the qualifications and skills to serve as a director.

BOARD MEMBER SINCE	AGE	BOARD COMMITTEES
2020	70	Audit Nominating and Corporate Governance

8	2023 Proxy Statement

CORPORATE GOVERNANCE

Information about our Board

The composition of our board of directors is strategically designed to effectively guide our strategy and oversee our operations. We believe that an effective board should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives, and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s strategy and operations.

Our Board of directors currently has nine members, including five independent members and is divided into three classes, each serving staggered three-year terms of office, in accordance with our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws (our “Bylaws”). Each director is to hold office until such director’s term expires, their successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal.

Selection of Nominees for our Board of Directors

The evaluation and selection of qualified director nominees is a key aspect of the Nominating and Corporate Governance Committee’s (the “NCGC”) regular evaluation of the composition of, and criteria for membership on, the Board. The NCGC also recommends to our Board of Directors for approval director nominees consistent with such director qualification criteria, applicable law, and the requirements of the Nasdaq Stock Market (“Nasdaq”), and any obligations under our contractual arrangements, including the Stockholders Agreement.

With respect to director nominee procedures, the NCGC utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers, or stockholders, or it may choose to engage a search firm. The NCGC actively seeks to achieve a diversity of professional and personal backgrounds on our board. Additionally, the NCGC selects potential candidates based on their independence, demonstrated leadership ability, and ability to exercise sound judgment. It also takes into account the backgrounds and qualifications of the Board of Directors as a group to provide a significant breadth of experience, knowledge, and abilities that will assist the Board of Directors in fulfilling its responsibilities. Ultimately, the NCGC seeks to recommend to our Board of Directors only those nominees whose specific qualities, experience, and expertise will augment the skills, experiences and qualities on our Board of Directors and whose past experience evidences that they will: (1) dedicate sufficient time, energy, and attention to support the diligent performance of Board of Directors’ duties; (2) comply with the duties and responsibilities of directors set forth in our Bylaws; (3) comply with all duties of care, loyalty, and confidentiality applicable to them as directors; and (4) adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein.

In connection with our IPO, we entered into the Stockholders Agreement (the “Stockholders Agreement”) with the Principal Stockholders, each of which is a related entity of Roark Capital Management, LLC. The Stockholders Agreement provides our Principal Stockholders the right to nominate to our Board of Directors a number of designees equal to: (i) a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 50% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; (ii) 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 40% but less than 50% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; (iii) 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 30% but less than 40% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; (iv) 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 20% but less than 30% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; and (v) 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 5% but less than 20% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors. Pursuant to the Stockholders Agreement, the Principal

2023 Proxy Statement	9

Stockholders currently have the ability to designate up to five director nominees and have a consent right over changes to the current size of our Board of Directors. Consistent with these rights, the Principal Stockholders have designated Chadwick Hume as a Class III director nominee, and have previously designated Neal Aronson, a Class I director, and Michael Thompson, a Class II director, as director nominees.

Other than designees nominated pursuant to the Stockholders Agreement described above, the NCGC considers stockholder recommendations of qualified nominees that are submitted in accordance with the procedures described in our Bylaws. Each notice of nomination submitted in this manner must contain the information specified in our Bylaws, including, but not limited to, information with respect to the beneficial ownership of our common stock and any agreement, arrangement, or understanding with respect to the nomination or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, a stockholder’s notice shall be delivered to our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, then stockholders must provide notice within the time periods specified in our Bylaws. See our Bylaws for additional information regarding stockholder director nominees. Other than the Company’s contractual obligations under the Stockholders Agreement, mentioned above, the NCGC does not have a policy with regard to the consideration of any director candidates recommended by stockholders because the committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates.

Our Board’s Leadership Structure

Our board regularly reviews its leadership structure to confirm that it remains appropriate for the Company as the business grows and the environment in which we operate evolves. As of the date hereof, Mr. Fitzpatrick serves as our Chief Executive Officer and Mr. Aronson serves as our Chairman of the Board of Directors. Our Board of Directors believes that this leadership structure, separating the Chairman and Chief Executive Officer roles, is appropriate for the Company at this time, since it allows Mr. Fitzpatrick to focus on the day-to-day operation of the business, operational leadership, and strategic direction of the Company. At the same time, Mr. Aronson can focus on leadership of the Board of Directors, including calling and presiding over Board meetings, preparing meeting agendas in collaboration with the Chief Executive Officer, and serving as a liaison and supplemental channel of communication between the Board of Directors and the Chief Executive Officer.

Executive Sessions of our Board of Directors

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. Committees of the Board also meet periodically in executive session.

Director Independence

As our Principal Stockholders control more than 50% of our combined voting power, we are considered a controlled company under Nasdaq and the Securities and Exchange Commission (“SEC”) rules. Under the applicable rules and regulations of the SEC and Nasdaq, we are not required to have a majority of independent directors, as such term is defined by the applicable rules and regulations of Nasdaq. Nevertheless, currently five of our nine directors are independent. Our independent directors are Mses. Halligan and Stroup and Messrs. Puckett, Swinburn, and Tomás.

Each of our committees is chaired by, and composed solely of, independent directors. Mr. Puckett is the Chair of the Audit Committee, Ms. Halligan is the Chair of the Compensation Committee, and Mr. Swinburn is the Chair of the NCGC.

10	2023 Proxy Statement

Our Board’s Oversight of Risk

Risk oversight is a critical aspect of the Company meeting its strategic objectives.

Our Board and its Committees

The committees of our Board of Directors are the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board may also establish other committees in the future as it deems necessary. In the past, but not currently, we have availed ourselves of the controlled company exception under the Nasdaq rules, which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our Board of Directors and that we have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. We are, however, currently subject to the requirement that we have an audit committee composed entirely of independent members.

If at any time we cease to be a controlled company under the Nasdaq rules, to the extent the Company and its Board are not already compliant with the Nasdaq rules, they will take all action necessary to comply with the applicable rules, including appointing a majority of independent directors to the Board of Directors and establishing certain committees composed entirely of independent directors, subject to a permitted phase-in period.

Committees of our Board of Directors

Our Board of Directors adopted written charters for each of its standing committees, all of which are available in the Governance—Documents & Charters section of our website at https://investors.drivenbrands.com. Committee members and committee chairs are appointed by the Board of Directors. Pursuant to the Stockholders Agreement, the Principal Stockholders have the right to designate members to each committee of our Board of Directors in proportion to their representation on the Board of Directors, except where prohibited by applicable laws or stock exchange regulations, in which case our Principal Stockholders are entitled to appoint observer members of any such restricted committee. Presently, directors designated by the Principal Stockholders do not serve on any committees of the Board.

2023 Proxy Statement	11

Audit Committee

Our Audit Committee consists of Rick Puckett, Karen Stroup, and Peter Swinburn, each of whom qualifies as an “independent director.” Our Board of Directors determined that Rick Puckett qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that all Audit Committee members are independent as independence is defined in Rule 10A-3 of the Exchange Act and under the Nasdaq listing standards. The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual audit committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to appoint, oversee and review the retention, performance, and compensation of our independent registered public accounting firm;

•	to oversee the independence of our independent registered public accounting firm;

•	to oversee and monitor the performance, appointment, and retention of our senior internal audit staff person;

•	to discuss, oversee, and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters; and

•	to provide regular reports to the Board of Directors.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

Our Compensation Committee consists of Cathy Halligan, Karen Stroup, and Jose Tomás. The principal duties and responsibilities of the Compensation Committee are as follows:

•	to review our compensation policies and programs;

•	to review and make recommendations to the Board of Directors regarding the corporate goals and objectives relevant to the compensation of the Company’s chief executive officer on an annual basis;

•	to review and approve the corporate goals and objectives relevant to the compensation of the Company’s executive officers, other than chief executive officer, on an annual basis;

•	to review and approve our incentive compensation plans, equity-based compensation plans, and retirement plans;

•	to administer incentive compensation and equity-related plans; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

The Compensation Committee has the authority to retain or terminate, at its sole discretion, compensation consultants, independent legal counsel, or other advisors to assist the Compensation Committee in its responsibilities, such as a compensation consultant to assist in the evaluation of employee compensation, and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Compensation Committee may form and delegate authority to subcommittees as it sees fit, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirement of the Nasdaq listing rules, subject to any applicable controlled company or other exemption.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Cathy Halligan, Peter Swinburn, and Jose Tomás. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our Board of Directors;

•

to recommend to our Board of Directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

12	2023 Proxy Statement

•	to recommend to our Board of Directors candidates to fill vacancies and newly created directorships on the Board of Directors;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our Board of Directors guidelines setting forth corporate governance principles applicable to the Company;

•	to recommend to our Board of Directors the compensation of non-executive directors for their service to the Board;

•	to develop and recommend to our Board of Directors a succession plan for the chief executive officer and other executive officers as deemed necessary from time to time; and

•	to oversee the annual evaluation of our Board of Directors and its committees.

Board and Committee Meetings and Attendance

During fiscal year 2022, our Board of Directors held five meetings. All of our directors attended at least 80% of all meetings of our Board of Directors and 80% of the meetings of the committees on which they serve that were held during the period that the director served on the Board and committee. All of our directors then serving attended the annual meeting held in 2022. All of our directors are expected to attend the upcoming Annual Meeting.

Hedging and Pledging Policy

The Company’s Securities Trading Policy prohibits our directors, officers, and other employees, and their designees, from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities.

Additionally, the Board of Directors, generally in its discretion, prohibits its directors, officers, employees, and their household and immediate family from engaging in transactions regarding purchasing, or pledging, the Company’s stock on margin, short sales, buying or selling puts, calls, options, or other derivatives in respect of securities of the Company.

Communicating with our Board of Directors

Any stockholder or other interested party may contact our Board of Directors as a group, our independent directors as a group, or any individual director by sending written correspondence to them in care of our Secretary and General Counsel at our principal executive offices at 440 S. Church Street, Suite 700, Charlotte, NC 28202. All communications are reviewed by the Secretary and General Counsel and provided to the members of our Board of Directors as appropriate. Unsolicited items, sales materials, abusive, threatening, or otherwise inappropriate materials, and other routine items and items unrelated to the duties and responsibilities of our Board of Directors will not be provided to directors.

Code of Conduct and Ethics

Our Board of Directors adopted a Code of Conduct and Ethics that applies to all of our directors, officers, and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by SEC rules. The Code of Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. Our Code of Conduct and Ethics is supported by underlying policies. The Code of Conduct and Ethics is available under the Governance—Documents & Charters section of our website at https://investors.drivenbrands.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was, at any time during fiscal year 2022 or at any other time, an officer or employee of the Company. None of our executive officers serves, or in the past has served, as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our compensation committee.

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Director Compensation

The following table sets forth information concerning the compensation earned by our non-employee directors during the fiscal year ended December 31, 2022.

Name	Cash Payments ($)	Stock Awards(1) ($)	Total ($)

Neal Aronson(2)	—	—	—

Cathy Halligan	98,000	115,001	213,001

Chad Hume(2)	—	—	—

Rick Puckett	100,000	115,001	215,001

Karen Stroup	89,000	115,001	204,001

Peter Swinburn	100,000	115,001	215,001

Michael Thompson(2)	—	—	—

Jose Tomás(3)	44,500	115,008	159,508

(1) Amounts set forth in the Stock Awards column for fiscal year 2022 represent the fair value of restricted stock units (“RSUs”) granted to certain of our non-employee directors in 2022.

(2) Directors who are affiliated with Roark do not receive any compensation in connection with their service as directors.

(3) Mr. Tomás was elected to the Board on July 11, 2022.

The following table shows the number of RSUs outstanding and the total number of stock options outstanding for each non-employee director as of December 31, 2022:

Name	Number of Outstanding Restricted Stock Units	Number of Outstanding Stock Options

Cathy Halligan	4,242	—

Rick Puckett	4,242	23,629

Karen Stroup	4,242	—

Peter Swinburn	4,242	23,629

Jose Tomás	3,812	—

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Our Board of Directors has approved and implemented the following director compensation program, which includes the following for each of our non-employee directors. The following table sets forth the cash component of our non-employee director compensation policy:

Recipient(s)	Annual Cash Compensation ($)

Non-employee directors	75,000

Audit Committee chair	25,000

Audit Committee members (excluding chair)	10,000

Compensation Committee chair	20,000

Compensation Committee members (excluding chair)	8,000

Nominating and Corporate Governance committee chair	15,000

Nominating and Corporate Governance committee members (excluding chair)	6,000

In addition to the annual cash retainers set forth above, each of our non-employee directors receives an annual equity award of RSUs. In 2022, the grant date fair value of the RSU grant was approximately $115,000 and in 2023, the grant date fair value of the RSU grant was approximately $145,000. Annual RSU unit awards to our non-employee directors generally vest on the first anniversary of the date of grant, subject to such director’s continued service through such date.

2023 Proxy Statement	15

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation arrangements with our named executive officers (“NEOs”) and directors, we describe below each transaction or series of similar transactions, since December 26, 2021 to which we were a party or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors (or director nominees), executive officers, beneficial owners of more than 5% of the Company stock, any immediate family member of the foregoing, and any entity in which any of the foregoing persons is employed, or is a partner or principal or in which that person has a 10% or greater beneficial ownership interest) had, has, or will have a direct or indirect material interest.

Compensation arrangements with our NEOs and directors are described in the sections entitled “Executive Compensation” and “Corporate Governance—Director Compensation,” respectively.

Policies and Procedures for Related Person Transactions

We have adopted a written Related Person Transaction Policy (the “RPT Policy”), which sets forth our policy with respect to the review, approval, ratification, and disclosure of all related person transactions by our Audit Committee. In accordance with the RPT Policy, our Audit Committee has overall responsibility for implementation of and compliance with the RPT Policy.

For purposes of the RPT Policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we were, are, or will be a participant and the amount involved exceeded, exceeds, or will exceed $120,000 and in which any related person (as defined in the policy) had, has, or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Audit Committee.

The RPT Policy requires that notice of a proposed related person transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration. Under the RPT Policy, our Audit Committee will be permitted to approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event we become aware of a related person transaction that has not been previously reviewed, approved, or ratified under the RPT Policy and that is ongoing or is completed, the transaction will be submitted to our Audit Committee so that it may determine whether to ratify, rescind, or terminate the related person transaction.

The RPT Policy also provides that our Audit Committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Related Person Transactions

Stockholders Agreement

In connection with our IPO, on January 15, 2021, we entered into a Stockholders Agreement with the Principal Stockholders, which, as further described below, contains certain rights for the Principal Stockholders.

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Consent Rights

For so long as the Principal Stockholder Entities collectively beneficially own at least 25% of our common stock, the Principal Stockholders will have approval rights over the following actions:

•	entering into or effecting a Change in Control (as defined in the Stockholders Agreement);

•

entering into any agreement providing for the acquisition or divestiture of assets or equity security of any Person (as defined in the Stockholders Agreement), in each case providing for aggregate consideration in excess of $50 million;

•

entering into any joint venture or similar business alliance having a fair market value as of the date of formation thereof (as reasonably determined by the Board of Directors) in excess of $50 million;

•

initiating a voluntary liquidation, dissolution, receivership, bankruptcy, or other insolvency proceeding involving the Company or any Subsidiary (as defined in the Stockholders Agreement) of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act;

•	any material change in the nature of the business of the Company or any Subsidiary, taken as a whole;

•

any redemption, acquisition, or other purchase of any shares of common stock (a “Repurchase”) other than Repurchases in accordance with any existing compensation plan of the Company or any Subsidiary or a Repurchase from an employee in connection with such employee’s termination of employment with the Company or any Subsidiary;

•	any payment or declaration of any dividend or other distribution on any shares of common stock or entering into any recapitalization transaction, the primary purpose of which is to pay a dividend;

•

the incurrence of indebtedness for borrowed money (including through capital leases, the issuance of debt securities, or the guarantee of indebtedness of another Person) in an aggregate principal amount in excess of $50 million, other than (x) the incurrence of trade payables arising in the ordinary course of business of the Company and its Subsidiaries or (y) borrowings under the Company’s variable funding notes (or amendments, extensions, or replacements thereof);

•	terminating the employment of the Chief Executive Officer of the Company or hiring a new Chief Executive Officer of the Company;

•	increasing or decreasing the size of the Board of Directors; and

•

any transaction with or involving any Affiliate (as defined in the Stockholders Agreement) of the Company or any Affiliate of any stockholder of the Company that beneficially owns in excess of 10% of the voting power of the Company (in each case, other than any Principal Stockholder Entity), other than any transaction or series of related transactions in the ordinary course of business and on arms-length third-party terms and in an amount less than $5 million.

Composition of our Board of Directors

Under the Stockholders Agreement, the Principal Stockholders have the right to designate as nominees a certain percentage of director nominees for election to our Board of Directors based on their beneficial ownership. See the “Corporate Governance—Information about our Board” section of this Proxy Statement for additional information.

Registration Rights Agreement

In connection with the completion of the IPO, we entered into a registration rights agreement with Driven Equity LLC and RC IV Cayman ICW Holdings LLC on January 20, 2021. On December 29, 2021, we entered into joinder agreements to the registration rights agreement with Driven Equity Sub LLC and RC IV Cayman ICW Holdings Sub LLC. Consequently, these entities became transferees of registrable securities under the registration rights agreement.

The registration rights agreement granted our Principal Stockholders and certain of their affiliates the right to cause us to register shares of our common stock held by it under the Securities Act of 1933, as amended (the “Securities Act”) and, if requested, to use our reasonable best efforts (if we are not eligible to use an automatic shelf registration statement at the time of filing) to maintain a shelf registration statement effective with respect to such shares. Certain affiliates of our Principal Stockholders are also entitled to participate on a pro rata basis in any registration of our

2023 Proxy Statement	17

common stock under the Securities Act that we may undertake. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain affiliates of our Principal Stockholders and members of management participating in any offering against certain liabilities which may arise under the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to us.

Income Tax Receivable Agreement

We entered into an income tax receivable agreement on January 16, 2021 pursuant to which certain current and prior stockholders, including our Principal Stockholders, and our senior management team, have the right to receive payment by us of 85% of the amount of cash savings, if any, in U.S. and Canadian federal, state, local, and provincial income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of a change of control and certain subsidiary dispositions, as discussed below) as a result of the realization of Pre-IPO and IPO-Related Tax Benefits. The “Pre-IPO and IPO-Related Tax Benefits,” include: (i) all depreciation and amortization deductions, and any offset to taxable income and gain or increase to taxable loss, resulting from the tax basis that we have in our and our subsidiaries’ intangible assets, (ii) the utilization of certain of our and our subsidiaries’ U.S. federal and Canadian federal and provincial net operating losses, non-capital losses, disallowed interest expense carryforwards, and tax credits, if any, attributable to periods prior to the IPO, (iii) deductions in respect of debt issuance costs associated with certain of our and our subsidiaries’ financing arrangements, and (iv) deductions in respect of our and our subsidiaries’ offering-related expenses.

For purposes of the income tax receivable agreement, cash savings in income tax will be computed by reference to the reduction in the liability for income taxes resulting from the Pre-IPO and IPO-Related Tax Benefits. The term of the income tax receivable agreement commenced upon consummation of IPO and will continue until all relevant Pre-IPO and IPO-Related Tax Benefits have been utilized, accelerated, or expired.

Our counterparties under the income tax receivable agreement will not reimburse us for any payments previously made if such Pre-IPO and IPO-Related Tax Benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the income tax receivable agreement that are greater than our and our subsidiaries’ actual cash tax savings.

While the actual amount and timing of any payments under the income tax receivable agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our and our subsidiaries’ use of the Pre-IPO and IPO-Related Tax Benefits, we expect that during the term of the income tax receivable agreement, the payments that we may make could be material. Assuming no material changes in the relevant tax law and that we and our subsidiaries earn sufficient taxable income to realize the full Pre-IPO and IPO-Related Tax Benefits, we would expect that future payments under the income tax receivable agreement will aggregate to approximately $160 million to $180 million.

Any future changes in the realizability of the Pre-IPO and IPO-Related Tax Benefits will impact the amount that will be paid under the income tax receivable agreement to our existing stockholders. Based on our current taxable income estimates, we expect to pay the majority of this obligation by the end of our 2025 fiscal year. We expect to pay between $160 million and $180 million in cash related to the income tax receivable agreement, based on our current taxable income estimates. We plan to use cash flow from operations and availability under our debt facilities to fund this obligation.

If we undergo a change of control, payments under the income tax receivable agreement for each taxable year after such event would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income to fully utilize the Pre-IPO and IPO-Related Tax Benefits. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a change of control, we will be required to make a payment equal to the present value of future payments under the income tax receivable agreement attributable to the Pre-IPO and IPO-Related Tax Benefits of such subsidiary that is sold or disposed of, applying the assumptions described above.

The income tax receivable agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case

18	2023 Proxy Statement

commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the income tax receivable agreement will be accelerated and will become due and payable and we will be required to make a payment equal to the present value of future payments under the income tax receivable agreement, applying the same assumptions described above. Such payments could be substantial and could exceed our and our subsidiaries’ actual cash tax savings from the Pre-IPO and IPO-Related Tax Benefits.

Because we are a holding company with no operations of our own, our ability to make payments under the income tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. Our debt agreements may restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the income tax receivable agreement. To the extent that we are unable to make payments under the income tax receivable agreement because of restrictions under our outstanding indebtedness, such payments will be deferred and will generally accrue interest at a rate of the London Interbank Offering Rate (“LIBOR”) plus 1.00% per annum until paid. To the extent that we are unable to make payments under the income tax receivable agreement for any other reason, such payments will generally accrue interest at a rate of LIBOR plus 5.00% per annum until paid.

Divisions Maintenance Group

Following the completion of a bidding process, we entered into an agreement and have made payments for facilities maintenance services in the aggregate amount of approximately $6.0 million during the year ended December 31, 2022 to Divisions Maintenance Group, an entity owned by affiliates of Roark Capital Management, LLC, which is related to our Principal Stockholders. The agreement was reviewed and approved by the Audit Committee of the Company’s Board of Directors in accordance with our Related Person Transactions Policy.

2023 Proxy Statement	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2023 unless otherwise noted below for the following:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our NEOs;

•	each of our directors and director nominees; and

•	all of our executive officers, directors, and director nominees as a group.

The percentage of ownership is based on 167,440,413 shares of common stock outstanding as of March 15, 2023.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities or have the right to acquire such powers within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Shares Beneficially Owned Membership

	Number	Percent

5% Stockholders

Roark Entities(1)	101,591,523	60.7%

NEOs and Directors

Jonathan Fitzpatrick(2)	2,457,352	1.5%

Tiffany Mason(3)	243,668	*

Daniel Rivera(4)	535,550	*

Michael Macaluso(5)	365,827	*

Scott O’Melia(6)	139,640	*

Neal Aronson(1)	—	—

Michael Thompson	—	—

Chad Hume	—	—

Cathy Halligan(7)	12,398	*

Rick Puckett(8)	156,485	*

Karen Stroup(9)	14,998	*

Peter Swinburn(10)	223,317	*

Jose Tomás(11)	—	*

All directors and executive officers as a group (17 persons)(11)	4,334,328	2.6%

* Represents less than 1%.

(1) Information regarding the beneficial ownership of the Principal Stockholders is based on the Schedule 13G/A filed with the SEC on January 27, 2023. Driven Equity Sub LLC directly owns 39,297,463 shares of common stock. Driven Equity LLC directly owns 29,535,108 shares of common stock. RC IV Cayman ICW Holdings Sub LLC directly owns 18,702,537 shares of common stock. RC IV Cayman ICW Holdings LLC directly owns 14,056,415 shares of common stock.

Driven Equity Sub LLC is controlled by Driven Equity LLC. Driven Equity LLC, a Delaware limited liability company, is controlled by RC Driven Holdco LLC, a Georgia limited liability company. RC Driven Holdco LLC is controlled by Roark Capital Partners III AIV LP, a Delaware limited partnership,

20	2023 Proxy Statement

which is in turn controlled by its general partner, Roark Capital GenPar III LLC, a Delaware limited liability company. Roark Capital GenPar III LLC is controlled by its managing member, Neal K. Aronson. Each of RC Driven Holdco LLC, Roark Capital Partners III AIV LP, Roark Capital GenPar III LLC, and Mr. Aronson may be deemed to have voting and dispositive power with respect to the common stock directly owned by Driven Equity LLC and Driven Equity Sub LLC and therefore be deemed to be the beneficial owner of the common stock held by these entities, but each disclaim beneficial ownership of such common stock.

RC IV Cayman ICW Holdings Sub LLC is controlled by RC IV Cayman ICW Holdings LLC. RC IV Cayman ICW Holdings LLC, a Cayman Islands limited liability company, is controlled by RC IV Cayman ICW Equity LLC, a Cayman Islands limited liability company. RC IV Cayman ICW Equity LLC is controlled by Roark Capital Partners IV Cayman AIV LP, a Cayman Islands limited partnership, which is in turn controlled by its general partner, Roark Capital GenPar IV Cayman AIV LP, a Cayman Islands limited partnership. Roark Capital GenPar IV Cayman AIV LP is controlled by its general partner, Roark Capital GenPar IV Cayman AIV Ltd., an exempted company incorporated in the Cayman Islands with limited liability. Each of RC IV Cayman ICW Equity LLC, Roark Capital Partners IV Cayman AIV LP, Roark Capital GenPar IV Cayman AIV LP, and Roark Capital GenPar IV Cayman AIV Ltd. may be deemed to have voting and dispositive power with respect to the common stock directly owned by RC IV Cayman ICW Holdings Sub LLC and RC IV Cayman ICW Holdings LLC and therefore be deemed to be the beneficial owner of the common stock held by these entities, but each disclaim beneficial ownership of such common stock.

The Principal Stockholders are a “group” for purposes of Section 13(d) of the Exchange Act and each of the Principal Stockholders may be deemed to beneficially own the shares of common stock held by the other Principal Stockholder. The principal business address of each of the entities and persons identified in this paragraph is c/o Roark Capital Management, LLC, 1180 Peachtree Street, Suite 2500, Atlanta, GA, 30309.

(2) Includes vested options to purchase 250,017 shares of common stock.

(3) Includes vested options to purchase 67,497 shares of common stock.

(4) Includes vested options to purchase 44,958 shares of common stock.

(5) Includes options to purchase 52,583 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(6) Includes options to purchase 56,128 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(7) Includes vested options to purchase 6,061 shares of common stock.

(8) Includes vested options to purchase 11,508 shares of common stock.

(9) Includes vested options to purchase 6,061 shares of common stock.

(10) Includes vested options to purchase 10,456 shares of common stock.

(11) Includes options to purchase 469,145 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)

Equity Compensation plans approved by security holders(1)	7,784,070	(2)	$24.47	6,284,852	(3)

Equity compensation plans not approved by security holders	—		—	—

Total	7,784,070		$24.47	6,284,852

(1) The following plans have been approved by our stockholders and are currently in effect: the Omnibus Incentive Plan and the Employee Stock Purchase Plan.

(2) Reflects performance-based awards assuming target performance.

(3) Reflects 4,749,914 shares available under the Omnibus Incentive Plan and 1,534,938 shares available under the Employee Stock Purchase Plan.

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HUMAN CAPITAL MANAGEMENT

Our Workforce

As of December 31, 2022, we employed approximately 11,000 full-time employees, including approximately 9,200 employees at company-operated locations. Our team members are a key competitive advantage that is critical to the delivery of our strategic growth plans and exceptional business results that benefit our stockholders. We have built a culture that values openness, results, and boldness, where our team members are encouraged to take calculated risks, overcome challenges others may shy away from, and achieve great things.

Importantly, we believe that cultivating an inclusive, equitable, and diverse environment is not only the right thing to do, but it makes our business stronger. By embracing and leveraging our diverse backgrounds, skills, and perspectives, we foster greater innovation and deliver a superior experience for the communities that we serve.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and prospective employees. The principal purposes of our incentive plans are to attract, retain, and motivate our employees, executive officers, and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. We strive for exceptional performance and results, which is why meritocracy is one of our core values.

Succession Planning

The NCGC periodically reviews the Company’s CEO succession plan, including the identification of any qualified internal candidates along with the process by which the Company would identify external candidates. The NCGC reports on succession planning to the Board at least annually.

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PROPOSAL TWO: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, the below resolution will be presented at the Annual Meeting asking our stockholders to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, and the related compensation tables, notes, and narrative in the Proxy Statement for the Company’s Annual Meeting.

As set forth in the CD&A below, the Company has designed its compensation programs to: (i) align executives’ pay with the Company’s performance and focus on producing sustainable long-term growth, (ii) attract and retain executives with the experience necessary to achieve our business goals, and (iii) align executives’ interests with those of our stockholders and to encourage the creation of long-term value. Although the vote to approve executive compensation is purely advisory and non-binding, the Compensation Committee and Board of Directors values the opinions of our stockholders and will consider the results of the vote in determining the compensation of the NEOs and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

Accordingly, we are asking for stockholder approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation of the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2023 Annual Meeting of Stockholders is hereby APPROVED.”

We currently hold an annual advisory vote to approve the compensation of our named executive officers. Accordingly, the next such vote is expected to be held at our 2024 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs.

2023 Proxy Statement	23

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The following CD&A provides information regarding the objectives and elements of our executive compensation philosophy, practices, and programs with respect to the compensation of our NEOs. The following should be read together with the compensation tables and related disclosures set forth below.

This CD&A details the continued evolution of our executive compensation program since we became a publicly- traded company in January 2021. We have established a number of policies and practices to support our compensation philosophy, improve our compensation governance, and drive performance that align executives’ and stockholders’ interests.

Our NEOs for the fiscal year ended December 31, 2022, were:

Name	Title

Jonathan Fitzpatrick	President and Chief Executive Officer

Tiffany Mason	Executive Vice President and Chief Financial Officer

Daniel R. Rivera(1)	Executive Vice President and Chief Operating Officer

Michael Macaluso	Executive Vice President and Group President, Paint, Collision & Glass

Scott O’Melia	Executive Vice President, General Counsel, and Secretary

(1) Mr. Rivera was promoted to Executive Vice President and Chief Operating Officer effective February 20, 2023. He previously served as our Executive Vice President and Group President - Maintenance.

Executive Summary

2022 Year at a Glance and Business Highlights

Fiscal 2022 Financial Performance Highlights

Revenue Growth 39% YoY to $2,033 million	Same Store Sales Growth 14% YoY

Stores 4,805 +8% YOY or +393 units	Adjusted Earnings Per Share $1.22 +39% YoY

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2022 Was a Transformative Year

Included Executive Officers in our equity incentive program with majority performance-based awards	Over 75% of target NEO incentive compensation is performance-based	Appointed a fully independent compensation committee

Executive Compensation Philosophy

The success of our business and value creation for our shareholders depends on the continued contributions of all of our employees, including key executives and senior management. We have designed our executive compensation program to (i) align executives’ compensation with Company performance through targets and metrics that incentivize the production of sustainable and profitable long-term growth; (ii) attract, retain, and promote talent with competitive compensation, including an appropriate balance of fixed and variable compensation; and (iii) align executives’ interest with the interests of our stockholders through long-term equity incentive awards that primarily vest based on the Company’s performance over a three-year performance period.

2023 Proxy Statement	25

Overview of Executive Compensation

The Company’s executive compensation program consists of three primary elements: (1) Base Salary; (2) Annual Cash Incentive; and (3) Long-Term Equity Incentives composed of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”). Other than the base salary, the amount of compensation realized by the NEOs relies predominantly on the Company’s achievement of specified strategic goals and metrics and the appreciation of our stock price. For more information regarding each element, see “Elements of Executive Compensation” below.

Compensation Element	Description	Objectives

Base Salary	Annual fixed compensation

•  To target a competitive level of fixed compensation to attract and retain top talent with the experience, skills, and abilities critical to our long-term success

•  To reward sustained success in meeting or exceeding key corporate or business objectives through performance-based salary increases

Annual Cash Incentive	Non-guaranteed, performance-based cash award based on the Company’s achievement of certain strategic metrics

•  To recognize individuals based upon their contributions to goals and objectives aligned to the delivery of key strategic priorities

•  To drive Company performance towards achievement of key strategic goals that are aligned with the interests of stockholders

Long-Term Equity Incentives	PSUs: Cliff vest at the end of a three-year performance period based on performance achievement against pre-established adjusted EBITDA goals and relative total stockholder return (“TSR”) performance

•  To reward for achievement of superior long-term performance (both absolute and relative) that is aligned with the interests of stockholders

•  To support focus on long-term, sustainable performance and to drive retention of key talent

	RSUs: Vest ratably over three years, assuming continued employment	• To retain executives and directly align their interests with those of shareholders

Target 2022 Compensation Mix for our CEO and Other NEOs

As shown below, the Company’s executive compensation program places a majority of our NEOs’ compensation at-risk based on Company performance.

CEO Target 2022 Compensation Mix	Other NEOs Average Target 2022 Compensation Mix

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Compensation Best Practices

Over 75% of target variable incentive compensation is performance-based

Fully independent Compensation Committee

Robust Stock Ownership Guidelines

Regularly engage with investors regarding the executive compensation program

Use a mix of pre-established relative and absolute performance metrics

Provide minimal perquisites

Prohibit repricing underwater options

Prohibit our NEOs from engaging in short sales, hedging transactions, or other speculative trading of our securities

Prohibit excise tax gross-up payments

Mitigate undue risk through caps on performance-based payments and active engagement and oversight of compensation program by the Compensation Committee

Engage an independent compensation consulting firm

Process for Determining Executive Compensation

Our Compensation Committee is responsible for determining and recommending to the Board for approval the compensation of our CEO and other executive officers, including our NEOs. Our Compensation Committee reviews with management the Company’s compensation philosophy, objectives, and targets. Our CEO works closely with our Compensation Committee in managing our executive compensation program and attends meetings of our Compensation Committee. Because of his daily involvement with the executive team, our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our CEO does not participate in discussions with our Compensation Committee or our Board regarding his own compensation.

In 2021, our Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent executive compensation advisor to provide independent analysis on competitive market practices and trends, peer group selection for purposes of benchmarking, and individual compensation analysis and recommendations for the CEO and his direct reports. As a result of this review, the Compensation Committee approved the following peer group that it used for benchmarking purposes to inform the decisions related to our NEOs’ base salary and incentive compensation targets for 2022.

Peer Group used for 2022 Compensation Decisions

Avis Budget Group	Five Below	National Vision	Shake Shack

Brinker International	Floor & Décor Holdings	Ollie’s Bargain Outlet	The Wendy’s Co.

Darden Restaurants	Grocery Outlet Holding	Papa John’s International	Valvoline

Dine Brands Global	Jack in the Box	Planet Fitness	Wingstop

Domino’s Pizza

2023 Proxy Statement	27

In June 2022, after a thorough proposal process which included discussions with multiple firms, our Compensation Committee retained Meridian Compensation Partners (“Meridian”) as its independent executive compensation advisor to support our Compensation Committee as our executive compensation program continues to mature. Following Meridian’s engagement, our Compensation Committee reviewed the peer group that it would use for benchmarking purposes related to 2023 executive compensation determinations. After considering multiple factors, including annual revenue, system-wide sales, market capitalization, EBITDA, franchise focus, and historical and projected growth rates, our Compensation Committee approved the peer group set forth below.

Peer Group used for 2023 Compensation Decisions

Academy Sports and Outdoors	Domino’s Pizza	Papa John’s International	The Wendy’s Co.

Avis Budget Group	Five Below	Planet Fitness	Valvoline

Bloomin’ Brands	Floor & Décor Holdings	Restaurant Brands International	Williams-Sonoma

Choice Hotels International	Hertz Global Holdings	Texas Roadhouse	Wyndham Hotels & Resorts

Dick’s Sporting Goods	Jack in the Box

After taking into consideration the factors listed in Nasdaq Listing Rule 5605(d)(3)(D), the Compensation Committee concluded that there are no conflicts of interest with respect to the engagement of either FW Cook or Meridian by the Compensation Committee.

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Say on Pay, Response to Stockholder Feedback, and Stockholder Outreach

The Compensation Committee and the Board value the input of our stockholders. At our 2022 Annual Meeting, shares representing approximately 82% of our outstanding shares supported our executive compensation program.

Stockholder Engagement Cycle

We approach shareholder engagement as an integrated, year-round process involving senior management and our investor relations team, as well as other subject matter experts as appropriate. Beginning in Fiscal 2022, we enhanced our shareholder engagement process by implementing a formal outreach program including proactive outreach to our largest stockholders to discuss governance, compensation, and ESG-related matters. As part of this engagement effort, in the winter of 2022-2023 proxy off-season, we contacted shareholders representing approximately 91% of our outstanding shares at the time of outreach.

The Board of Directors and senior management team value our shareholders’ perspectives, and feedback from our shareholders on our business, corporate governance, compensation, and other ESG matters. We believe that developing a two-way dialogue with investors is very important to create further transparency for those holders and enables both our Board and management teams to make more informed decisions on topics of importance to our shareholders.

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Elements of Executive Compensation

As noted above, our compensation program consists of three main elements: base salary, annual cash incentives, and equity-based long-term incentives. We also provide various benefit and retirement programs.

Base Salary

NEOs receive a base salary to compensate them for services provided to the Company. Base salary provides a fixed component of compensation and is intended to reflect numerous factors, such as the nature of the role and the experience and performance of the individual. The Compensation Committee sets and adjusts the base salaries of our executive officers, including our NEOs, as it deems appropriate.

The annual base salaries for our NEOs were adjusted at the beginning of 2022 as a result of the benchmarking analysis performed by FW Cook and the Compensation Committee’s recommendations to the Board based on each NEO’s relative contribution and impact.

Name	2022 Base Salary ($)

Jonathan Fitzpatrick	1,000,000

Tiffany Mason	550,000

Daniel R. Rivera(1)	450,000

Michael Macaluso(2)	387,435

Scott O’Melia	475,000

(1) In connection with Mr. Rivera’s promotion effective February 20, 2023, Mr. Rivera’s annual base salary was increased to $575,000.

(2) Amounts converted from Canadian dollars to United States dollars using the exchange rate as of the close of business on December 30, 2022 (1 CAD = 0.7378 USD).

Annual Incentive Compensation

During fiscal year 2022, our NEOs were eligible to participate in our annual performance-based cash bonus plan (“ABP”). The 2022 annual target bonus (as a percentage of base salary) for each of our NEOs under the ABP are set forth below. Although base salary levels for each of the NEOs increased over 2021 levels, target bonus levels remained consistent as a percentage of base salaries.

Name	2022 Target Bonus (% of Base Salary)

Jonathan Fitzpatrick	150%

Tiffany Mason	75%

Daniel R. Rivera	100%

Michael Macaluso	100%

Scott O’Melia	75%

The ABP is a critical component of the executive compensation program, reinforces the Company’s goals and strategic initiatives, and rewards executives for Company and business unit performance, as applicable. The Compensation Committee discusses potential metrics used to determine the amount of bonus payable to each NEO and selects and weights metrics that capture the major levers that drive our growth and financial success and reflect our key performance indicators. The Company does not disclose the specific targets for each of the metrics due to the risk of competitive harm, but the target for each metric meets or exceeds the financial guidance that the Company provides to investors. The target for each metric is set to reward only exceptional performance and requires year-over-year improvement for most metrics.

30	2023 Proxy Statement

For Messrs. Fitzpatrick and O’Melia and Ms. Mason, the following metrics, weightings, and payout scales applied to the 2022 ABP.

	Weight	Threshold	Target	Max

Payout (% of target)		50%	100%	200%

Adjusted EBITDA[1]	50%	95%	100%	120%

Revenue	10%	80%	100%	N/A
New Unit Growth	25%
Same-Store Sales	15%

1 “Adjusted EBITDA” represents earnings before interest expense, income tax expense, and depreciation and amortization, with further adjustments for acquisition-related costs, straight-line rent, equity compensation, loss on debt extinguishment, and certain non-recurring, non-core, infrequent or unusual charges. Please refer to the Appendix A of this Proxy Statement for a reconciliation of Non-GAAP financial measures.

For Messrs. Macaluso and Rivera, the following metrics, weightings, and payout scales applied to the 2022 ABP.

	Weight	Threshold	Target	Max

Payout (% of target)		50%	100%	200%

Adjusted EBITDA	25%	95%	100%	120%
Adjusted EBITDA—Segment	25%

Revenue—Segment	10%	80%	100%	N/A
New Unit Growth—Segment	25%
Same-Store Sales—Segment	15%

In addition to the noted metrics, the overall bonus payout was subject to a 20% reduction if a material weakness in internal controls was reported in the Company’s Annual Report on Form 10-K for the 2022 fiscal year. The Board also reserves the right to adjust individual payouts based on extraordinary performance or event(s).

In 2022, the Company’s Adjusted EBITDA, Revenue and Same-Store Sales performance exceeded investor guidance and outperformed ABP targets. Although the Company’s performance with respect to New Unit Growth exceeded investor guidance, it did not achieve threshold performance set for ABP; segment results were also below threshold except for Maintenance—which was between threshold and target. New Unit Growth results were significantly influenced by factors beyond the control of the Company, including unanticipated continued delays relating to supply chain, construction, and permitting matters. Based on the Company’s performance, the initial payout percentage for Messrs. Fitzpatrick and O’Melia and Ms. Mason was 84%; for Mr. Rivera was 122%; and for Mr. Macaluso was 86%.

In February 2023, the Compensation Committee reviewed the Company’s overall performance in 2022 exercised its judgment, and adjusted the ABP payout percentages so that eligible employees in Corporate functions, including Messrs. Fitzpatrick and O’Melia and Ms. Mason would receive 102% of their respective bonus target; eligible employees in the Maintenance segment, including Mr. Rivera, would receive 120% of their bonus target; and eligible employees in the Paint, Collision and Glass segment, including Mr. Macaluso, would receive 103% of their bonus target. The Compensation Committee made this adjustment in recognition of the impact that factors beyond management’s control had on the failure to meet the New Unit Growth target.

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The actual 2022 ABP awards for each NEO were paid in the first quarter of 2023 and are included in the Summary Compensation Table as follows:

Name	Payout %	Payout $

Jonathan Fitzpatrick	102%	1,530,000

Tiffany Mason	102%	420,750

Daniel R. Rivera	120%	540,000

Michael Macaluso	103%	393,420

Scott O’Melia	102%	363,375

Long-Term Incentive Compensation—Equity

We believe that long-term equity compensation is important to assure that the interests of our executives are aligned with those of our stockholders, thus promoting value-creation for our executives and our stockholders. We provide equity-based incentive compensation to our NEOs because it links our long-term results achieved for our stockholders and the rewards provided to NEOs, thereby ensuring that such officers have a continuing stake in our long-term success.

In March 2022, the Company initiated an equity-based long-term incentive (“LTI”) program for NEOs. Pursuant to the NEO LTI program, the Company granted both RSUs and PSUs. The RSUs comprised 1/3rd of the target award value and the PSUs comprised 2/3rd of the target award value. Of the PSUs granted, 60% vest based on the Company’s cumulative Adjusted EBITDA for the three fiscal years in the performance period and 40% vest based on the Company’s relative TSR over the performance period. The performance period for the 2022 PSUs is the three fiscal years from 2022 through 2024 (“Performance Period”).

The following table sets forth the key provisions of the LTI awards. In addition to the design features highlighted below, each of the RSU and PSU grant agreements contain clawback provisions applicable if the NEO engages in activity that is in conflict with or adverse to the interests of the Company or any affiliate, including fraud.

2022 Long-term Incentive Compensation

Vehicle	Vesting Criteria	Objective	Key Design Features
RSUs (33% of award value)	Ratably over three years	• Alignment with shareholders • Retention of executive officers	• Value driven by our stock price performance
PSUs (67% of award value)	Cumulative Adjusted EBITDA over the Performance Period (60% of PSUs)	• Incentivize delivery of long-term strategy	• 0-200% of the units vest based on the Company’s financial performance against a pre-set target
	Relative TSR against constituents of S&P 400 Midcap Index over the Performance Period (40% of PSUs)	• Incentivize relative stock price outperformance • Align with experience of shareholders	• 0-200% of units vest based on the Company’s relative TSR

The number of PSUs that vest following the Performance Period is determined based on the following performance scale. The Company does not disclose its target Cumulative Adjusted EBITDA for fiscal years 2022 – 2024 due to the risk of competitive harm, but the target is set at a level that meets or exceeds the publicly issued guidance provided by the Company and excludes EBITDA generated through certain M&A activities during the Performance Period.

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2022 Long-term Incentive (LTI) Plan

Metric	Weight	Threshold[2]	Target[2]	Max[2]

Payout		50%	100%	200%

Cumulative Adjusted EBITDA	60%	90% of target	100% of target	110% of target

Relative TSR[1]	40%	25th percentile	50th percentile	75th percentile

2 Performance relative to the S&P MidCap 400 Index constituents at the beginning of the Performance Period.

2 Represents percentage of target performance or payment, as appropriate.

The following table sets forth the target award values for each of our NEOs in 2022:

Name	Target Value ($)

Jonathan Fitzpatrick	3,750,000

Tiffany Mason	1,100,000

Daniel R. Rivera	900,000

Michael Macaluso	800,000

Scott O’Melia	950,000

The number of RSUs and PSUs granted to the NEOs was determined by taking the average of the closing price of the Company’s stock for the 10 trading days prior to the grant date, which in 2022 was $27.11. For the number of RSUs and target PSUs granted and the Financial Accounting Standards Board (“FASB”) Accounting Standards

Codification Topic 718 (“FASB Topic 718”) grant date fair value of such awards, see the “2022 Grants of Plan-Based Awards Table.”

Our executive compensation program also provides for cash severance payments and benefits following certain terminations of employment pursuant to the terms of each NEO’s employment agreement. See “Employment Agreements” for a summary of such agreements.

Initial Public Offering Equity Awards

Prior to our initial public offering (“IPO”), each of our NEOs was granted profits interests (i.e., Class B Common Units (“Class B Units”)) in Driven Investor LLC. In connection with our IPO, the Class B Units were exchanged for an economically equivalent number of vested shares of our common stock and unvested shares of restricted stock (the “Distributed Shares”) and stock options with an exercise price of $22.00 per share, to acquire shares of our common stock (the “Top-Up Options”). A portion of the Distributed Shares and the Top-Up Options is subject to time-based vesting and a portion is subject to performance-based vesting requirements. The grant agreements for the Distributed Shares and Top-Up Options set forth terms and conditions that are consistent with the grant agreements for the Class B Units, that the Company issued prior to its IPO, and before it had established its Compensation Committee. With respect to the Distributed Shares and Top-Up Options subject to performance conditions, regardless of the cause of a vesting event, there is not a single trigger that would automatically cause either the Distributed Shares or Top-Up Options to vest. Rather, the number of Distributed Shares and Top-Up Options that vest will depend solely on whether the Company meets the applicable performance criteria. See the “Outstanding Equity Awards at Fiscal Year-End 2022 Table” for additional information.

Employee Benefits, Retirement and Perquisites

In addition to medical, dental and disability benefits generally available to our broader employee population, we provide certain limited perquisites to our NEOs, which we have determined are appropriate for recruitment and retention of qualified executive officers. The perquisites and other benefits provided to our NEOs in 2022 included company-paid group life insurance premiums and use of a leased car for Mr. Macaluso. We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Attributed costs of

2023 Proxy Statement	33

the perquisites and personal benefits described above for our NEOs are included in the column “All Other Compensation” of the Summary Compensation Table.

We also provide a qualified retirement savings plan to our NEOs and our NEOs are eligible to participate in the Driven Brands, Inc. Non-qualified Deferred Compensation Plan. See “Retirement Benefits” for additional information regarding such plans.

Other Compensation Policies and Practices

Our Securities Trading Policy provides that Company employees and directors may not engage in derivative transactions involving the Company’s securities. Our Securities Trading Policy further prohibits our directors, officers, and other employees, and their designees, from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities. The Company prohibits its directors, officers, employees, and their household and immediate family from engaging in transactions regarding purchasing, or pledging of, the Company’s stock on margin, short sales, buying or selling puts, calls, options, or other derivatives in respect of securities of the Company. In addition, equity awards granted under our 2021 Omnibus Incentive Plan (“Omnibus Incentive Plan”) may be clawed back, as determined by the Board, in the event an award recipient, among other things, engages in an activity that is in conflict with or adverse to the interest of the Company or any affiliate. Our Compensation Committee intends to adopt a clawback policy consistent with the requirements of Rule 10D-1 and the Nasdaq listing standards adopted thereunder on or prior to the effective date of such listing standards.

Consistent with their responsibilities to our stockholders, in 2021, the Compensation Committee established stock ownership guidelines for our NEOs that encourage them to maintain a significant financial stake in the Company. These guidelines took effect in March 2022 upon the first full grant of LTI awards to our NEOs. The CEO and other NEOs must own shares of Driven Brands stock with a fair market value of at least the following:

Role	Ownership Requirement

CEO	6x annual cash salary

Other NEOs and Executive Officers	3x annual cash salary

Ownership guidelines may be fulfilled using the following shares:

•	Shares owned outright, including vested restricted stock

•	Unvested time-based restricted stock

•	Unvested RSUs

Stock options (whether unvested or unexercised) and unvested PSUs and performance-based restricted stock awards may not be used to fulfill ownership guidelines.

The Compensation Committee reviews the guidelines and monitors compliance with them annually. Our current NEOs have until March 2027 to comply with the stock ownership guidelines, and future executive officers will have five years from receipt of their first full LTI grant to comply with the guidelines. Currently, all our NEOs are in compliance with the stock ownership guidelines or are on track to comply by March 2027. New executive officers are given five years from the date of promotion to or appointment as an executive officer to comply with the stock ownership guidelines. In the event that an executive officer is not in compliance with these guidelines, the Compensation Committee has the right to take action.

Tax and Accounting Considerations

Section 162(m) of the Code

In general, Section 162(m) of the Internal Revenue Code (the “Code”) denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to certain covered executives under Section 162(m) of the Code, including, but not limited to our NEOs.

34	2023 Proxy Statement

Although our Compensation Committee is mindful of the potential effects of Section 162(m) of the Code on the deductibility of compensation paid to our NEOs, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code if those requirements would impair flexibility in compensating our NEOs in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders and expect to award compensation that may not be deductible under Section 162(m) of the Code where we believe it is appropriate to do so.

Compensation Risk Assessment

Our management conducted an assessment of our compensation policies and practices that apply to employees at all levels, including those participating in the ABP and those who receive LTI grants. The assessment was conducted by members of our human resources division, and included an evaluation of:

•	The types of compensation offered (including fixed and incentive, as well as short-term and long-term incentives);

•	Eligibility for participation in compensation programs;

•	Compensation program design and governance;

•	The process for establishing performance objectives; and

•	Processes and program approvals for our compensation programs.

The assessment was discussed with the Compensation Committee in February 2023. Management’s conclusion, with which the Compensation Committee concurred, was that the Company’s compensation programs and practices do not encourage unnecessary or excessive risk behaviors in pursuit of strategic objectives or otherwise, and the programs and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS:

Catherine Halligan

Karen Stroup

Jose Tomás

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Executive Compensation Tables

Summary Compensation Table

The following summary compensation table sets forth information regarding the compensation paid to, awarded to, or earned by our NEOs, for services rendered in all capacities during the fiscal year ended December 31, 2022, December 25, 2021, and December 26, 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(3) ($)		Stock Awards(5) ($)	Option Awards(6)	Non-Equity Incentive Plan Compensation(7)	All Other Compensation(8) ($)	Total ($)

Jonathan Fitzpatrick President and Chief Executive Officer	2022	1,000,000	277,500		4,246,586	—	1,252,500	28,875	6,805,461
	2021	600,000	—		—	13,240,000	967,500	29,767	14,837,267
	2020	600,000	3,000,000		2,758,576	—	792,000	8,978	7,159,554

Tiffany Mason Executive Vice President and Chief Financial Officer	2022	550,000	76,313		1,245,657	—	344,438	16,594	2,233,000
	2021	485,000	—		—	3,972,000	391,031	14,550	4,862,581
	2020	377,500	200,000		677,619	—	320,100	445	1,575,664

Daniel R. Rivera(1) Executive Vice President and Chief Operating Officer	2022	450,000	—		1,019,180	—	540,000	13,706	2,022,887
	2021	375,000	—		—	3,310,000	500,000	11,790	4,196,790
	2020	375,000	250,000		378,856	—	330,000	4,838	1,338,694

Michael Macaluso(2) Executive Vice President and Group President Paint, Collision & Glass	2022	387,435	405,152	(4)	905,930	—	326,958	177,290	2,202,761
	2021	312,120	—		—	3,310,000	304,317	25,803	3,952,240
	2020	311,774	200,000		378,856	—	244,119	32,313	1,167,063

Scott O’Melia Executive Vice President, General Counsel, and Secretary	2022	475,000	65,906		1,075,791	—	297,469	7,826	1,921,993
	2021	400,000	—		—	2,648,000	322,500	7,396	3,377,896
	2020	241,538	200,000		692,382	—	120,238	—	1,254,158

Footnotes:

(1) Mr. Rivera’s title reflects his promotion to Executive Vice President and Chief Operating Officer on February 20, 2023.

(2) Mr. Macaluso’s 2022 amounts are converted from Canadian dollars to United States dollars using the exchange rate as of the close of business on the end of the applicable fiscal year, which was (1 CAD = 0.7378 USD) for fiscal year 2022.

(3) Amounts set forth in the Bonus column for 2022 reflect the discretionary portion of the 2022 Annual Bonus Program (“ABP”) payments. For further details, please refer to the Compensation Discussion & Analysis, Annual Incentive Compensation section. For further details on bonuses paid in 2020, please refer to the footnotes in the Summary Compensation Table as reported in the Company’s 2021 DEF14A.

(4) For Mr. Macaluso, $338,690 of the 2022 bonus reported reflects a special, one-time cash bonus to partially offset an unintended Canadian tax liability incurred by Mr. Macaluso in connection with the grant of profits interests by the Company in 2020.

(5) For 2022 stock awards, amounts reflect the grant date value of PSUs and RSUs, in each case calculated in accordance “FASB, Topic 718”). For the PSUs, the amounts reported are based on the probable outcome of the performance conditions at grant, which was target. The grant date fair value of the PSUs, assuming maximum performance, would have been as follows: Mr. Fitzpatrick: $5,921,070; Ms. Mason: $1,736,859; Mr. Rivera: $1,421,049; Mr. Macaluso: $1,263,176; Mr. O’Melia: $1,499,986. Actual units awarded at time of grant are determined based on the average closing price on the 10 trading days preceding the grant date which may, at times, result in a difference between the target award value presented in the Long-Term Incentive Compensation section and the values reported in this table. The valuation of the awards for fiscal 2022 include a Monte Carlo valuation for 40% of the PSUs granted, the assumptions for which are set forth in Note 15 to the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(6) The amounts set forth in the Option Awards column for fiscal year 2021 represent the grant date fair value of the one-time stock option award granted to our NEOs in December 2021 to recognize their respective performance and further incent their retention. As noted above, NEOs received the Distributed Shares and Top-Up Options in exchange for their Class B Units in connection with the IPO. In accordance with FASB Topic 718, the Company did not recognize any compensation expense in connection with the granting of the Top-Up Options because (i) with respect to the time-based Top-Up Options, there was no incremental fair value recognized in connection with the exchange and (ii) the likelihood of vesting of the performance-based Top-Up Options was deemed “improbable.” If the Company achieves maximum performance under the terms of the performance-based Top-Up Options, the incremental grant date value of the NEOs’ awards would be as follows: Mr. Fitzpatrick - $5,506,116; Ms. Mason - $369,583; Mr. Rivera - $1,437,724; Mr. Macaluso - $622,822; and Mr. O’Melia - $160,230. See “Initial Public Offering Equity Awards” for additional information.

36	2023 Proxy Statement

(7) Amounts set forth represent cash bonuses paid to each of our NEOs based on achievement of certain financial and operational performance goals for fiscal year 2022. Additional information regarding the determination of the payments under the ABP for 2022 is included in the Compensation Discussion & Analysis under the subheading “Elements of Executive Compensation— Annual Incentive Compensation.”

(8) Amounts reported under All Other Compensation reflect the following:

Name	Company 401(k)/ Retirement Plan Match ($)	Company Deferred Compensation Match ($)	Group Term Life ($)	Car Allowance ($)	Vacation/Paid Time Off ($)(a)	Total ($)

Jonathan Fitzpatrick	8,388	20,010	478	—	—	28,875

Tiffany Mason	16,500	—	93	—	—	16,594

Daniel R. Rivera	13,498	—	208	—	—	13,706

Michael Macaluso	7,806	—	—	19,865	149,619	177,290

Scott O’Melia	7,683	—	143	—	—	7,826

(a) Reflects a cash out of certain unused Paid Time Off accrued throughout his tenure.

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2022 Grants of Plan-Based Awards

The following table sets forth certain information with respect to certain grants of plan-based awards during fiscal year 2022 for each of our NEOs.

Name	Award Type	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jonathan Fitzpatrick	Restricted Stock Units	3/22/2022	—	—	—	—	—	—	46,062	1,286,051

	Performance Stock Units	3/22/2022	—	—	—	46,132	92,263	184,526	—	2,960,535

	2022 Annual Bonus Program	—	975,000	1,500,000	2,250,000	—	—	—	—	—

Tiffany Mason	Restricted Stock Units	3/22/2022	—	—	—	—	—	—	13,511	377,227

	Performance Stock Units	3/22/2022	—	—	—	13,532	27,064	54,128	—	868,430

	2022 Annual Bonus Program	—	268,125	412,500	618,750	—	—	—	—	—

Daniel R. Rivera	Restricted Stock Units	3/22/2022	—	—	—	—	—	—	11,055	308,656

	Performance Stock Units	3/22/2022	—	—	—	11,072	22,143	44,286	—	710,525

	2022 Annual Bonus Program	—	292,500	450,000	675,000	—	—	—	—	—

Michael Macaluso	Restricted Stock Units	3/22/2022	—	—	—	—	—	—	9,826	274,342

	Performance Stock Units	3/22/2022	—	—	—	9,842	19,683	39,366	—	631,588

	2022 Annual Bonus Program	—	248,274	381,961	572,941	—	—	—	—	—

Scott O’Melia	Restricted Stock Units	3/22/2022	—	—	—	—	—	—	11,669	325,798

	Performance Stock Units	3/22/2022	—	—	—	11,687	23,373	46,746	—	749,993

	2022 Annual Bonus Program	—	231,563	356,250	534,375	—	—	—	—	—

Footnotes:

(1) The amounts shown represent the threshold, target, and maximum amounts payable under the 2022 ABP. Threshold payout level represents the minimum level of performance achievement required for each of the metrics, and payout amount reflects weighted Threshold payout level at 65% of Target. The Maximum payout level reflects a weighted average maximum of 150% under the plan.

(2) The amounts shown represent the range of shares eligible to vest under the 2022 PSU grant. The amounts shown in the Target column represent the target number of shares that could vest for each NEO if 100% of the performance objectives are achieved, as measured on December 28, 2024 for the three-year performance period, weighted at 60% three-year EBITDA attainment, and 40% relative TSR ranking compared to the companies comprising the S&P Midcap 400 Index on date of grant. The amounts shown in the Maximum column represent the maximum number of shares that could vest under the PSU grant - 200% of the target shares granted. The amounts shown in the Threshold column represent the minimum number of shares that could vest under the PSU grant if the minimum qualifying level of performance is achieved on both of the performance objectives - 50% of the target shares granted.

(3) See Note 15 to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for more information about the assumptions used to determine these amounts.

38	2023 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2022

The following table provides information about the outstanding equity awards held by our NEOs as of December 31, 2022.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity incentive plan awards: Number of Securities Underlying Unexercised Unearned Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jonathan Fitzpatrick	1/14/2021	211,662	317,496	(2)	—	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		191,649	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		337,395	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		87,501	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		—	—	—	—		—	129,309	(3)	$3,531,415

	1/14/2021	—	—		—	—	—	—		—	38,874	(3)	$1,061,635

	1/14/2021	—	—		—	—	—	—		—	605,396	(3)	$16,533,351

	1/14/2021	—	—		—	—	—	77,631	(4)	$2,120,103	—		—

	1/14/2021	—	—		—	—	—	23,326	(5)	$637,033	—		—

	12/20/2021	—	1,000,000	(6)	—	$30.63	12/20/2031	—		—	—		—

	3/22/2022	—	—		—	—	—	46,062	(7)	$1,257,953	—		—

	3/22/2022	—	—		—	—	—	—		—	184,526	(8)	$5,039,405

Tiffany Mason	1/14/2021	52,510	78,766	(9)	—	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		74,873	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		56,176	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		—	—	—	—		—	50,518	(3)	$1,379,647

	1/14/2021	—	—		—	—	—	—		—	6,473	(3)	$176,764

	1/14/2021	—	—		—	—	—	30,335	(10)	$828,449	—		—

	1/14/2021	—	—		—	—	—	3,896	(5)	$106,400	—		—

	12/20/2021	—	300,000	(6)	—	$30.63	12/20/2031	—		—	—		—

	3/22/2022	—	—		—	—	—	13,511	(7)	$368,985	—		—

	3/22/2022	—	—		—	—	—	—		—	54,128	(8)	$1,478,236

Daniel R. Rivera	1/14/2021	29,972	44,958	(11)	—	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		74,873	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		21,873	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		—	—	—	—		—	50,519	(3)	$1,379,660

	1/14/2021	—	—		—	—	—	—		—	151,329	(3)	$4,132,781

	1/14/2021	—	—		—	—	—	30,334	(4)	$828,422	—		—

	12/20/2021	—	250,000	(6)	—	$30.63	12/20/2031	—		—	—		—

	3/22/2022	—	—		—	—	—	11,055	(7)	$301,912	—		—

	3/22/2022	—	—		—	—	—	—		—	44,286	(8)	$1,209,451

2023 Proxy Statement	39

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity incentive plan awards: Number of Securities Underlying Unexercised Unearned Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael Macaluso	1/14/2021	41,142	46,389	(12)	—	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		74,873	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		5,408	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		7,108	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		—	—	—	—		—	50,519	(3)	$1,379,660

	1/14/2021	—	—		—	—	—	—		—	29,157	(3)	$796,278

	1/14/2021	—	—		—	—	—	—		—	20,925	(3)	$571,448

	1/14/2021	—	—		—	—	—	30,334	(4)	$828,422	—		—

	1/14/2021	—	—		—	—	—	4,214	(13)	$115,084	—		—

	12/20/2021	—	250,000	(6)	—	$30.63	12/20/2031	—		—	—		—

	3/22/2022	—	—		—	—	—	9,826	(7)	$268,348	—		—

	3/22/2022	—	—		—	—	—	—		—	39,366	(8)	$1,075,085

Scott O’Melia	1/14/2021	52,580	78,873	(14)	—	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		18,704	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		56,176	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		56,176	$22.00	1/14/2031	—		—	—		—

	1/14/2021	—	—		—	—	—	—		—	12,620	(3)	$344,652

	1/14/2021	—	—		—	—	—	—		—	6,473	(3)	$176,764

	1/14/2021	—	—		—	—	—	—		—	6,473	(3)	$176,764

	1/14/2021	—	—		—	—	—	7,596	(15)	$207,447	—		—

	1/14/2021	—	—		—	—	—	3,896	(5)	$106,400	—		—

	1/14/2021	—	—		—	—	—	3,896	(5)	$106,400	—		—

	12/20/2021	—	200,000	(6)	—	$30.63	12/20/2031	—		—	—		—

	3/22/2022	—	—		—	—	—	11,669	(7)	$318,680	—		—

	3/22/2022	—	—		—	—	—	—		—	46,746	(8)	$1,276,633

Footnotes:

(1) Represents Top-Up Options granted under the Omnibus Incentive Plan subject to performance-based vesting requirements. These performance-based Top-Up Options will be eligible to vest (i) upon a sale transaction if, and to the extent that, our Sponsor Group (RC Driven Holdco LLC and its affiliates) achieves certain levels of internal rate of return in connection with the Sale Transaction, (ii) if as of the end of any fiscal year-end of the Company if the Sponsor Group and RC IV Cayman ICW Holdings LLC and its equityholders collectively own and control less than 50% of the equity and voting interests in the Company as of such fiscal year-end, and during such fiscal year the Sponsor Group has received additional Sponsor Cash Inflows (as of any date of determination, all cash payments or other cash distributions, other than tax distributions, actually received by the Sponsor), and our Sponsor Group achieves certain levels of internal rate of return, or (iii) commencing in our 2023 fiscal year, subject to achievement by our Sponsor Group of certain levels of internal rate of return taking into account the prior Sponsor Cash Inflows (and the applicable dates thereof) and the proceeds Sponsor Group would have received if it had sold all of its remaining shares our Common Stock at the VWAP (volume weighted average price) of the last 90 trading days of the fiscal year, with respect to 1/3 of such options per year over three years. In accordance with applicable SEC disclosure rules we have shown the number of performance-based Top-Up Options that would be earned assuming achievement of the lowest threshold level of performance (i.e., 50% of the performance-based Top-Up Options).

40	2023 Proxy Statement

(2) Represents Top-Up Options granted under the Omnibus Incentive Plan in connection with the redemption of each NEO’s Class B Units that vest based solely on continued employment of which 38,352 vest on each of January 1, 2023, 2024, and 2025 and 67,479 vest on each of August 3, 2023, 2024, and 2025.

(3) Represents unvested Distributed Shares granted in connection with the redemption of each NEO’s Class B Units that are subject to performance-based vesting requirements. These performance-based Distributed Shares will be eligible to vest on the same schedule as the corresponding Top-Up Options described in footnote 2 above. In accordance with applicable SEC disclosure rules we have shown the number of performance-based Distributed Shares that would be earned assuming achievement of the lowest threshold level of performance (i.e., 50% of the performance-based Distributed Shares).

(4) Represents shares of restricted stock that vest ratably on each of January 1, 2023, 2024, and 2025.

(5) Represents shares of restricted stock that vest ratably on each of August 3, 2023, 2024, and 2025.

(6) Represents stock options that fully vest on December 20, 2025.

(7) Represents RSUs that vest ratably on each of March 22, 2023, 2024, and 2025.

(8) Represents the unvested performance stock units granted under the Omnibus Incentive Plan subject to performance-based vesting requirements as determined at the end of the performance period, December 28, 2024. In accordance with applicable SEC disclosure rules, we have shown the number of performance stock units that would be earned assuming achievement of the highest level of performance (i.e., 200% of the performance stock units).

(9) Represents Top-Up Options granted under the Omnibus Incentive Plan in connection with the redemption of each NEO’s Class B Units that vest based solely on continued employment of which 14,986 vest on each of March 2, 2023, 2024, and 2025 and 11,269 vest on each of August 3, 2023, 2024, and 2025.

(10) Represents shares of restricted stock that vest ratably on each of March 2, 2023, 2024, and 2025.

(11) Represents Top-Up Options granted under the Omnibus Incentive Plan in connection with the redemption of each NEO’s Class B Units that vest based solely on continued employment of which 14,986 vest on each of January 1, 2023, 2024, and 2025.

(12) Represents Top-Up Options granted under the Omnibus Incentive Plan in connection with the redemption of each NEO’s Class B Units that vest based solely on continued employment of which 14,986 vest on each of January 1, 2023, 2024, and 2025 and 1,431 vest on May 9, 2023.

(13) Represents shares of restricted stock that vest ratably on each of May 9, 2023, 2024, and 2025.

(14) Represents Top-Up Options granted under the Omnibus Incentive Plan in connection with the redemption of each NEO’s Class B Units that vest based solely on continued employment of which 3,752 vest on each of May 4, 2023, 2024, and 2025 and 22,538 vest on each of August 3, 2023, 2024, and 2025.

(15) Represents shares of restricted stock that vest ratably on each of May 4, 2023, 2024, and 2025.

2023 Proxy Statement	41

Option Exercises and Stock Vested in Fiscal Year 2022

The following table presents information regarding the exercise of stock options and vesting of restricted stock awards held by our NEOs for fiscal year 2022. Our NEOs did not exercise any options during fiscal year 2022.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Jonathan Fitzpatrick	33,651	$1,120,619
Tiffany Mason	11,409	$335,067
Daniel R. Rivera	10,111	$339,932
Michael Macaluso	14,324	$449,975
Scott O’Melia	5,127	$156,436

(1) Represents the number of time-based restricted shares that vested pursuant to the vesting schedules as described further in the footnotes under the “Outstanding Equity Awards” table.

(2) Represents the value calculated by multiplying (a) the closing market price of our common stock on the vesting date by (b) the number of shares of stock that vested.

Employment Agreements

We, or certain of our subsidiaries, have entered into employment agreements with each of our NEOs. In addition to customary terms and provisions, the employment agreements set forth the annual base salary, target bonus percentage, equity grants, terms of severance, and eligibility for employee benefits.

For information regarding our NEOs current base salary and target bonus percentages, see “Compensation Discussion and Analysis” above.

Jonathan Fitzpatrick

We are party to an amended and restated employment agreement with Jonathan Fitzpatrick, dated April 17, 2015, as amended December 31, 2020, to serve as our President and Chief Executive Officer with a term ending on April 17, 2025, which term extends automatically for consecutive one-year periods unless either Mr. Fitzpatrick or we provide at least 90 days’ notice of non-renewal prior to the expiration of the initial or any renewal term.

Mr. Fitzpatrick is entitled to participate in the Company’s employee benefit, fringe, and perquisite arrangements as in effect from time to time.

Mr. Fitzpatrick’s employment agreement includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, and an 18-month post-termination noncompetition covenant and a two-year post-termination non-solicitation covenant of employees and customers.

Mr. Fitzpatrick is also entitled to severance upon certain terminations of employment, as described below under “—Potential Payments Upon Termination of Employment or Change in Control.”

Tiffany Mason

We are party to an employment agreement with Tiffany Mason, dated February 17, 2020, as amended on November 3, 2022, to serve as our Chief Financial Officer with a term ending on March 2, 2026.

The employment agreement contains customary provisions relating to perpetual non-disclosure of confidential information and a two-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant of employees and customers.

Ms. Mason is also entitled to severance upon certain terminations of employment, as described below under “—Potential Payments Upon Termination of Employment or Change in Control.”

42	2023 Proxy Statement

Daniel R. Rivera

We are party to a letter agreement with Daniel R. Rivera, dated November 7, 2012, as amended October 27, 2014. Mr. Rivera’s letter agreement has no specific term and constitutes at-will employment. Mr. Rivera’s letter agreement provides that he is eligible to participate in the employee benefit plans and 401(k) Plan, and received reimbursement for certain relocation expenses.

The letter agreement also contains customary provisions relating to non-disclosure of confidential information, a two-year post-termination non-competition covenant, and a two-year post-termination non-solicitation covenant of employees and customers.

Mr. Rivera is also entitled to severance upon certain terminations of employment, as described below under “—Potential Payments Upon Termination of Employment or Change in Control.”

Michael Macaluso

Our subsidiary Carstar Canada Partnership, LP is party to an employment agreement with Michael Macaluso, dated December 1, 2015, pursuant to which Mr. Macaluso is employed as the President of such subsidiary (currently Executive Vice President and Group President, Paint, Collision & Glass). Mr. Macaluso’s letter agreement has no specific term and constitutes at-will employment. Mr. Macaluso’s employment agreement also provides that he is eligible to participate in the employee benefit plans, and will be provided a telephone, tablet, and leased vehicle for business purposes.

The employment agreement also contains customary provisions relating to non-disclosure of confidential information, a 12-month post-termination non-competition covenant, and a 12-month post-termination non-solicitation covenant of employees and customers.

Mr. Macaluso is also entitled to severance upon certain terminations of employment, as described below under “—Potential Payments Upon Termination of Employment or Change in Control.”

Scott O’Melia

We are party to an employment agreement with Scott O’Melia, dated April 23, 2020, as amended November 1, 2020 and March 23, 2023, to serve as our Executive Vice President, General Counsel with a term ending on May 4, 2026.

The employment agreement also contains customary provisions relating to perpetual non-disclosure of confidential information, a two-year post-termination non-competition covenant, and a two-year post-termination non-solicitation covenant of employees and customers.

Mr. O’Melia is entitled to severance upon certain terminations of employment, as described below under “—Potential Payments Upon Termination of Employment or Change in Control.”

2023 Proxy Statement	43

Retirement Benefits

Our NEOs are entitled to participate in our 401(k) plan, which is a qualified retirement plan offered to all eligible employees and which permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. Pursuant to the terms of the 401(k) plan, we provide a company match of 100% of the first 3% of a NEO’s contributions to the plan, up to a maximum of 3% of such executive’s eligible annual compensation.

Our NEOs are also entitled to participate in the Driven Brands, Inc. Non-qualified Deferred Compensation Plan (the “NQDC”), a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for a select group of management and highly compensated employees. The NQDC provides eligible employees the opportunity to defer up to 50% of their base salary and up to 85% of their annual bonus; provided that to the extent bonuses are earned based on achievement of pre-established performance criteria, eligible employees may defer up to 100% of such bonus. We may make matching contributions to the NQDC, which will vest with respect to 100% of such matching contributions on the third anniversary of the participant’s commencement of participation in the NQDC. Participant’s account balances are notionally invested in one or more specified investment options available under our 401(k) Plan as elected by the participant. All payments pursuant to the NQDC are made from our general assets and are subject to claims of our creditors. Information included in the following table includes contributions, earnings, withdrawals, and balances with respect to the NQDC.

Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Jonathan Fitzpatrick	Non-Qualified Deferred Compensation Plan	20,010	20,010	(48,738)	—	220,161

Footnotes:

(1) Amount shown reflects Company matching contributions made pursuant to the NQDC and is reported as compensation for fiscal year 2022 in the “All Other Compensation” column of the Summary Compensation Table.

(2) Amount shown is not reported as compensation for fiscal year 2022 in the “Summary Compensation Table” since it does not reflect above-market or preferential earnings.

(3) Amount shown includes $102,549 previously reported in the “Summary Compensation Table”.

44	2023 Proxy Statement

Potential Payments Upon Termination of Employment or Change in Control

Our NEOs are eligible to receive certain severance payments and benefits under their employment agreements and equity award agreements in connection with a termination of employment under various circumstances and/or a change in control of us.

Treatment of Incentive Equity Awards

Upon a termination of a NEO’s employment for any reason, all of such NEO’s unvested Distributed Shares and Top-Up Options that are eligible to vest solely based on continued employment (“Time-Vesting Awards”), will be forfeited for no consideration; provided, that in the event (i) of a termination by us for cause, (ii) the NEO breaches such officer’s restrictive covenants, or (iii) the NEO fails to execute a release (collectively, “Forfeiture Events”), both the vested and unvested Time-Vesting Awards will be forfeited for no consideration.

Upon a termination of a NEO’s employment due to such officer’s death or disability, all of such NEO’s unvested Distributed Shares and Top-Up Options that are eligible to vest based on achievement of performance objectives (“Performance-Vesting Awards”) will remain outstanding and eligible to vest on a prorated basis upon the occurrence of a sale transaction. Upon a termination of a NEO’s employment for any reason all of such officer’s unvested Performance-Vesting Awards will be forfeited for no consideration; provided, that (i) in the event that such officer’s employment is terminated without cause within six months prior to a sale transaction, such officer’s Performance-Vesting Awards that would have otherwise vested on such sale transaction will vest and (ii) if, at the time of the termination of employment, the Sponsor Group and RC IV Cayman ICW Holdings LLC and its equityholders collectively own and control less than 50% of the equity and voting interests in the Company and there were any Sponsor Cash Inflows prior to the date of the NEO’s termination of employment, the Performance-Vesting Awards that could potentially vest as of the end of the fiscal year if our Sponsor Group achieves certain levels of internal rate of return will remain eligible to vest through the end of the fiscal year in which such date of termination occurs and vest to the extent the internal rate of return levels are achieved or be forfeited if they are not. Notwithstanding the foregoing, upon a Forfeiture Event, both the vested and unvested Performance-Vesting Awards will be forfeited for no consideration.

With respect to Distributed Shares and Top-Up Options, upon a sale transaction all outstanding Time-Vesting Awards will accelerate and become fully vested and all Performance-Vesting Awards will vest with respect to 0%, 50%, or 100% depending on the level of internal rate of return achieved by the Sponsor Group in connection with the sale transaction. All other equity awards held by our NEOs will terminate upon their termination of employment.

Severance Benefits under Employment Agreements and Offer Letters

Jonathan Fitzpatrick

Upon a termination of employment by us without cause, a resignation by Mr. Fitzpatrick for good reason (each as defined in his employment agreement) or by expiration of the term following notice by us not to extend the term, subject to Mr. Fitzpatrick’s execution of a separation agreement containing a general release of claims and such general release of claims becoming irrevocable, Mr. Fitzpatrick will be entitled to (i) base salary continuation for a period of 18 months following the date of termination and (ii) a lump-sum cash amount equal to $50,000, paid within 10 days following the termination date.

Upon a termination of employment due to his death or disability, subject to Mr. Fitzpatrick or his estate executing a general release of claims and such general release of claims becoming irrevocable, Mr. Fitzpatrick will be entitled to payment of an annual bonus for the year of termination (prorated for the number of days of employment through such year) based on actual results, payable at the time annual bonuses are paid to active employees.

Upon any termination of employment, including a resignation without good reason or termination for cause, Mr. Fitzpatrick shall also be entitled to payment of base salary through the date of termination, accrued benefits, and reimbursement for unreimbursed business expenses.

If any payments or benefits payable to Mr. Fitzpatrick would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Fitzpatrick under Section 4999 of

2023 Proxy Statement	45

the Code, the payments and benefits shall be reduced to an amount that would not trigger the excise tax, but only to the extent that such reduction would leave Mr. Fitzpatrick with a greater net after-tax amount.

Tiffany Mason

Upon a termination of employment by us without cause (as defined in her employment agreement) or our non-renewal of the term of her employment agreement, subject to her execution of a release of claims, Ms. Mason will be entitled to continued payment of her base salary for 12 months.

Upon any termination of employment, including a resignation for any reason, termination for cause, or termination of employment due to death or disability, Ms. Mason will also be entitled to continued payment of base salary until her last day of active employment, any cash bonus for a completed fiscal year prior to her termination, if such bonus has not been paid prior to her termination, and severance payments if she resigns for “good reason”.

Daniel R. Rivera

Upon a termination of employment by us without cause (as defined in his letter agreement), subject to his execution of a release of claims, Mr. Rivera is entitled to continued payment of his base salary for six months.

Upon any termination of employment, including a resignation for any reason, termination for cause, or termination of employment due to death or disability, Mr. Rivera shall also be entitled to continued payment of base salary until his last day of active employment.

Michael Macaluso

Upon a termination of employment by us without cause (for purposes of his agreement, “cause” means “just cause” at common law), Mr. Macaluso is entitled to the greater of (i) one month of base salary in lieu of notice per year of service, up to a maximum of 12 months’ base salary and (ii) the minimum amount of notice or pay in lieu of notice, termination pay, severance pay, and any other minimum entitlements pursuant to the Ontario Employment Standards Act, 2000 and benefit continuation for the period provided in prong (i) (or, if not permitted under the applicable plan, for the period required by the Ontario Employment Standards Act, 2000). Any payments made in excess of those required under Ontario Employment Standards Act, 2000 is subject to Mr. Macaluso’s execution of a release of claims.

Scott O’Melia

Upon a termination of employment by us without cause, a resignation by Mr. O’Melia for good reason (each as defined in his employment agreement) or by expiration of the term following notice by us not to extend the term, subject to Mr. O’Melia’s execution of a general release of claims and such general release of claims becoming irrevocable, Mr. O’Melia will be entitled to continued payment of his base salary for 12 months.

Upon any termination of employment, including a resignation for any reason, termination for cause, or termination of employment due to death or disability, Mr. O’Melia shall also be entitled to payment of base salary through the date of termination and any earned but unpaid annual bonus for the prior year.

46	2023 Proxy Statement

The table below provides an estimate of the value of such payments and benefits assuming that a qualifying termination of employment, and, as applicable, a change in control of us, occurred on December 31, 2022, and the shares of our common stock were valued using the price of $27.31 per share as of December 30, 2022. The actual amounts that would be paid or distributed to the NEOs as a result of one of the termination events occurring in the future will depend on factors, such as the date of termination, the manner of termination, and the terms of the applicable agreements in effect at such time, which could differ materially from the terms and amounts described here.

Name	Benefit	Termination without Cause or for Good Reason ($)(1)	Termination due to Death or Disability ($)(2)	Change in Control ($)	Termination without Cause or for Good Reason in connection with a Change in Control ($)

Jonathan Fitzpatrick	Cash Severance Payment(3)	3,080,000	1,530,000	—	3,080,000

	Value of Accelerated Stock Equity(5)	—	—	53,747,350	—

	Total	3,080,000	1,530,000	53,747,350	3,080,000

Tiffany Mason	Cash Severance Payment(3)	970,750	420,750	—	970,750

	Value of Accelerated Stock Equity(5)	—	—	6,269,891	—

	Total	970,750	420,750	6,269,891	970,750

Daniel R. Rivera	Cash Severance Payment(3)	225,000	—	—	225,000

	Value of Accelerated Stock Equity(5)	—	—	13,512,388	—

	Total	225,000	—	13,512,388	225,000

Michael Macaluso(6)	Cash Severance Payment(3)	381,961	—	—	381,961

	Continuation of Health Benefits(4)	5,728	—	—	5,728

	Value of Accelerated Stock Equity(5)	—	—	7,954,527	—

	Total	387,688	—	7,954,527	387,688

Scott O’Melia	Cash Severance Payment(3)	838,375	363,375	—	838,375

	Value of Accelerated Stock Equity(5)	—	—	3,888,327	—

	Total	838,375	363,375	3,888,327	838,375

2023 Proxy Statement	47

Footnotes:

(1) For Messrs. Fitzpatrick and O’Melia, and Ms. Mason, if we elect not to renew the terms of their employment agreement and terminate such NEO’s employment, or if they terminate their employment with good reason, then such termination is treated as a termination by us the same as a termination without cause. For Messrs. Rivera and Macaluso, severance is only payable on a termination without cause.

(2) In the event of termination due to death or permanent disability, Messrs. Fitzpatrick and O’Melia and Ms. Mason are entitled to receive payment of bonus earned or accrued but not yet paid; amounts reported reflect actual amounts paid under the 2022 Annual Bonus Program.

(3) For Mr. Fitzpatrick, the “Cash Severance Payment” amount on a termination without cause, non-renewal of employment agreement or for good reason represents continued payment of base salary for 18 months, plus a lump sum cash amount equal to $50,000, and earned or accrued but unpaid bonus under the Annual Bonus Program. For Ms. Mason and Mr. O’Melia, the “Cash Severance Payment” amount on a termination without cause, non-renewal of employment agreement or for good reason represents continued payment of base salary for 12 months plus earned or accrued but unpaid bonus under the Annual Bonus Program. For Mr. Rivera the “Cash Severance Payment” amount represents continued payment of base salary for six months. For Mr. Macaluso the “Cash Severance Payment” amount represents continued payment of base salary for 12 months.

(4) For Mr. Macaluso, the “Continuation of Health Benefits” amount represents continued health & welfare benefit participation for a period of 12 months.

(5) Upon a “sale transaction” all outstanding Time-Vesting Awards will accelerate and become fully vested and all Performance-Vesting Awards will vest with respect to 0%, 50%, or 100%, depending on the level of internal rate of return achieved by the Sponsor Group in connection with the sale transaction and upon the Sponsor Group controlling less than 50% of the equity and voting interests in the Company. As of December 31, 2022, the value of the Performance-Vesting Awards was indeterminable; therefore, amounts reported represent the value of the unvested Time-Vesting Awards and the value of the Performance-Vesting Awards that would be earned assuming achievement of Target performance (100%) as of December 31, 2022.

(6) Mr. Macaluso’s amounts are converted from Canadian dollars to United States dollars using the exchange rate as of the close of business on December 30, 2022 (1 CAD = 0.7378 USD).

48	2023 Proxy Statement

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform
and
Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discu ssion a
nd Analysis.”

					Value of Initial Fixed $100 Investment Based On:

	SCT Total Compensation for PEO (1)	Compensation Actually Paid to PEO (2)	Average SCT Total Compensation for Other NEOs (3)	Average Compensation Actually Paid to Other NEOs (4)	Company’s Cumulative TSR (5)	Peer Index Cumulative TSR (6)	Net Income (7)	Adjusted EBITDA (8)
2022	$6,805,461	$3,099,419	$2,095,160	$1,175,506	$102	$79	$43,173,000	$513,771,000
2021	$14,837,267	$20,206,196	$4,097,377	$5,382,806	$125	$120	$9,536,000	$361,686,000
(1)
The dollar amounts reported are the amounts of total compensation reported in our Summary Compensation Table.
(2)
The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards (a) ($)	Equity Award Adjustments (b) ($)	Compensation Actually Paid to PEO ($)
2022	6,805,461	4,246,586	540,544	3,099,419
2021	14,837,267	13,240,000	18,608,929	20,206,196
(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following:

Year	Year End Fair Value of Equity Awards Granted During Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years as of Year End ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2022	4,137,481	(3,565,342)	(31,595)	540,544
2021	15,290,000	3,176,279	142,650	18,608,929
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(3
)
The dollar amounts reported represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are Tiffany Mason, Daniel Rivera, Michael Macaluso, and Scott O’Melia.
(4
)
The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our CEO), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. In accordance with the SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding our CEO) for each year to determine the compensation actually paid:

2023 Proxy Statement	49

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments (a) ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)
2022	2,095,160	1,061,640	141,986	1,175,506
2021	4,097,377	3,310,000	4,595,429	5,382,806
(a)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted During Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years as of Year End ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustments ($)
2022	1,034,363	(847,389)	(44,989)	141,986
2021	3,822,500	724,179	48,750	4,595,429
(5
)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of each fiscal year and January 15, 2021 by the Company’s share price as of January 15, 2021.
(6
)
The peer group used for this purpose is the following published industry index: S&P Retailing Industry Group Index.
(7
)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8
)
Adjusted EBITDA is our earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for acquisition-related costs, straight-line rent, equity compensation, loss on debt extinguishment and certain non-recurring,
non-core,
infrequent or unusual charges. For more information regarding Adjusted EBITDA, including a reconciliation of it to the nearest GAAP metric, see Appendix A.
Financial Performance Measures
As described in greater detail in “Executive Compensation—
Compensation
Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Adjusted EBITDA

•	Relative TSR

•	Revenue

•	Same Store Sales

•	New Unit Growth
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

50	2023 Proxy Statement

2023 Proxy Statement	51

52	2023 Proxy Statement

CEO PAY RATIO

Compensation at all levels of the Company is aligned with our philosophy of paying for performance, attracting, promoting, and retaining talent and aligning our employees’ interests with the interests of our stockholders. Consistent with that approach, the Company offers compensation packages to all employees that inspire and reward hard work, collaboration, integrity, and innovation.

In accordance with SEC rules, the following ratio compares the annual total compensation of our median-paid (or middle) associate (the “median-paid associate”) for the 2022 fiscal year with the annual total compensation of Jonathan Fitzpatrick, our CEO in the 2022 fiscal year. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).

The annual total compensation of our median-paid associate, other than our CEO, was $30,257. Our median-paid associate for the 2022 fiscal year was an hourly employee in the U.S.

The annual total compensation of our CEO for the 2022 fiscal year, as reported in the Summary Compensation Table, was $6,805,461.

Based on this information, for the 2022 fiscal year, the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid associate was 225 to 1.

For purposes of the above disclosure, we are required to identify our median-paid associate based upon our total workforce, without regard to their location, compensation arrangements, or full-time, part-time, or seasonal status. To identify the median-paid associate, we used the following methodology, material assumptions, adjustments, and estimates:

We determined our median-paid associate as of December 31, 2022. As of December 31, 2022, we employed approximately 11,000 employees, including approximately 9,200 employees at company-owned locations. In calculating the pay ratio, we excluded, under the de minimis exception to the pay ratio rule, all of our associates in Europe and Australia, which in total are approximately 235 associates, or 2% of our total associates.

For Fiscal 2022, we identified our median-paid associate using total annual expected earnings using default hours and salary rates for all associates included in the calculation. We annualized pay for newly hired associates and associates on leave. We pay our Canadian associates in Canadian Dollars. For the purposes of this calculation, their pay was converted into U.S. Dollars using the exchange rate in effect on December 30, 2022.

The pay ratio rule for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

2023 Proxy Statement	53

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2023

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 30, 2023, and recommends that our stockholders vote to ratify this appointment. PwC has served in this role since 2022. Even if our stockholders ratify this appointment, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If our stockholders do not ratify this appointment, our Audit Committee may reconsider, but might not change, its appointment.

A representative of PwC is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

Independent Registered Public Accountants’ Fees and Services

Summary of Fees

Our Board of Directors adopted a Preapproval Policy for the Audit Committee’s approval of all audit and non-audit services that may be performed by our independent registered public accounting firm. Under the policy, the Audit Committee must, unless specifically approved in the policy, give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. The Audit Committee may grant pre-approval for specific independent auditor services within these four categories, and the term for such preapproval is 12 months unless otherwise specified by the Audit Committee. Circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such services will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. With respect to each such proposed pre-approved service, the independent registered public accounting firm must provide detailed back-up documentation regarding the specific services to be provided and whether the services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s (“the PCAOB”) rules on auditor independence. The Audit Committee may delegate to one or more of its members, including the chairperson, authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting. For the year ended December 31, 2022, the Audit Committee or its chairperson pre-approved all of the services provided by PwC.

The following table summarizes the aggregate fees billed for professional services rendered by PwC to us for the fiscal year ended December 31, 2022.

Name	Fiscal Year 2022

Audit Fees(1)	$3,464,225

Audit-Related Fees(2)	$190,000

Tax Fees	—

All Other Fees	—

Total	$3,654,225

(1) Represents fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K and the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q. Audit fees also consist of certain statutory and standalone audits of our subsidiaries and fees for services incurred in connection with our debt offerings, which were approximately $355,000 in fiscal year 2022, and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board.

(2) Represents fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported as “Audit Fees.” These services include attestation services related to our franchise disclosure filings and fees for financial statement audits of certain marketing funds.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2023.

54	2023 Proxy Statement

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2022, (2) discussed with PricewaterhouseCoopers (“PwC”) the matters required to be discussed by the applicable requirements of the PCAOB and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 which is filed with the SEC.

Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Audit Committee’s responsibility is to monitor, evaluate, and oversee these processes. The Audit Committee members are not our employees, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist our Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls that management has established to preserve the Company’s assets, and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that our financial statements are complete and accurate and in accordance with U.S. GAAP. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to our Board, it has relied on management’s representations that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP and on the representations of the independent registered public accounting firm (PwC) included in its report on our consolidated financial statements.

PwC served as our independent registered public accounting firm for the fiscal year ended December 31, 2022.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS:

Rick Puckett

Karen Stroup

Peter Swinburn

2023 Proxy Statement	55

INFORMATION CONCERNING SOLICITATION AND VOTING

The Company, on behalf of the Board of Directors, is soliciting your proxy to vote your shares at the Annual Meeting. We solicit proxies to give stockholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this Proxy Statement, you will find information on these matters, which is provided to assist you in voting your shares.

In accordance with the rules of the Securities and Exchange Commission, we are furnishing proxy materials, including the Notice, this Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2022 (“2022 Annual Report”), including financial statements, and a proxy card for the Annual Meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available to stockholders beginning on or about March 29, 2023. We mailed a Notice of Internet Availability of Proxy Materials on or about March 29, 2023, to our stockholders of record and beneficial owners as of March 15, 2023, the record date for the Annual Meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voting instruction form that you will receive in response to your request.

Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the Annual Meeting. Stockholder votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the Annual Meeting.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

56	2023 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE 2023

ANNUAL MEETING OF STOCKHOLDERS

Q: Why am I receiving these proxy materials?

A: We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting. This Proxy Statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on their proxy card. If a proxy card is dated, signed, and returned without specifying choices, the proxies will be voted in accordance with the recommendations of our Board of Directors set forth in this Proxy Statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our common stock, par value $0.01 per share, cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

Q: How can I attend the Annual Meeting?

A: If you are a stockholder of record or a beneficial owner as of March 15, 2023, you are invited to attend the Annual Meeting via live webcast at www.virtualshareholdermeeting.com/DRVN/2023. You must have your 16-digit control number located in your proxy materials to enter the meeting. The webcast starts at 12:00 p.m., EDT. You may vote and submit questions while attending the meeting.

Q: Why is the Annual Meeting being held virtually?

A: Our goal for the Annual Meeting is to enable the largest number of stockholders to participate in the meeting, while providing substantially the same access and possibilities for exchange with the Board of Directors and our senior management as an in-person meeting. We believe that this approach represents best practices for virtual stockholders’ meetings, including by providing a support line for technical assistance and addressing as many stockholder questions as time allows.

Q: What if I have technical or other “IT” problems logging into or participating during the Annual Meeting live webcast?

A: We have established a toll-free technical support “help line” that can be accessed by any stockholder who experiences any problems logging into or participating during the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the toll-free telephone number that will be shown on the login page for the virtual Annual Meeting and a member of the technical support team will assist you.

Q: Who may vote at the Annual Meeting?

A: Our Board of Directors set March 15, 2023, as the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on March 15, 2023, you may attend and vote at the Annual Meeting. On all matters to be voted on, each stockholder is entitled to one vote for each share of common stock held by such stockholder. As of March 15, 2023, there were 167,440,413 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote at the Annual Meeting.

2023 Proxy Statement	57

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability of Proxy Materials or proxy materials.

Q: What is the quorum requirement for the Annual Meeting?

A: A majority of our outstanding shares of common stock entitled to vote as of the record date must be present at the Annual Meeting in order for us to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Annual Meeting if you:

•	Are present and entitled to vote in person at the Annual Meeting; or

•	Properly submitted a proxy card or voting instruction form.

If you are present in person or by proxy at the Annual Meeting, but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote.

Q: What proposals will be voted on at the Annual Meeting?

A: The three matters scheduled to be voted on at the Annual Meeting are as follows:

1. The election of the Class III Nominees to our Board of Directors, each to serve as a Class III director for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2026 or until such director’s successor has been duly elected and qualified;

2. An advisory vote to approve the compensation of our NEOs; and

3. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023.

We will also consider any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxies named in the proxy card or voting instruction form will vote the shares such proxy card or voting instruction form represents using their best judgment.

Q: What is the vote required for each proposal and what are my voting choices?

A: With respect to Proposal 1, the election of the Class III directors, you may vote “FOR ALL,” “WITHHOLD ALL,” or “FOR ALL EXCEPT” one or more of the director nominees you specify. A plurality of the votes cast is required to be elected as a director. A “plurality of the votes cast” means that the three director nominees that receive the greatest number of votes cast “FOR” will be elected. If you “WITHHOLD” from voting on Proposal 1, the withhold vote will have no effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each director).

With respect to Proposals 2 and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN,” and the vote required is the affirmative vote of a majority of the shares entitled to vote on the matter and present or represented by proxy. If you “ABSTAIN” from voting on Proposal 2 or 3, the abstention will have the same effect as an “AGAINST” vote.

Q: What is the effect of a broker non-vote?

A: A broker, bank, trustee, or similar entity who holds shares for a beneficial owner are not permitted to vote on certain proposals and may elect not vote on any of the proposals when they have not received voting instructions from the beneficial owner prior to the Annual Meeting. If the beneficial owner does not provide voting instructions and the broker, bank, trustee, or similar entity elects to vote the beneficial owner’s shares on some but not all

58	2023 Proxy Statement

matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be tabulated in determining whether any of proposals presented at the Annual Meeting has obtained the requisite vote to be approved.

Q: How does our Board of Directors recommend that I vote?

A: Our Board of Directors recommends that you vote:

1. “FOR ALL” the election of the three director nominees named in this Proxy Statement;

2. “FOR” the approval of, on an advisory basis, the compensation of our NEOs;

3. “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023.

Q: Can I access these proxy materials on the Internet?

A: Yes. The Notice of Annual Meeting, Proxy Statement, and 2022 Annual Report to Stockholders are available for viewing, printing, and downloading at www.proxyvote.com. They are also available under the Financials—Annual Reports & Proxy Statements section of our website at https://investors.drivenbrands.com and through the SEC’s website at http://www.sec.gov. All materials will remain posted on at least until the conclusion of the Annual Meeting.

Q: How may I vote my shares at the Annual Meeting?

A: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. A list of our stockholders of record will be made available to stockholders during the Annual Meeting. As the stockholder of record, you have the right to vote at the Annual Meeting. You will need to visit www.virtualshareholdermeeting.com/DRVN2023 and follow the instructions provided on the website. If your shares are held in a brokerage account, by a trustee, bank, or similar entity, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. As a beneficial owner, you may vote your shares at the Annual Meeting, but you must obtain a “legal proxy” from the broker, bank, trustee, or similar entity that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please contact your broker, bank, trustee, or similar entity if you wish to obtain such a “legal proxy.”

Q: How can I vote my shares without attending the Annual Meeting?

A: If your shares are held by a broker, trustee, bank, or similar entity, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy materials;

•	By calling the telephone number in your proxy materials; or

•	By completing, dating, signing, and returning the proxy card or voting instruction form.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting via the Internet must be completed by 11:59 p.m., EDT, on May 7, 2023. As described in the immediately preceding question and answer, you can always attend the Annual Meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors, as permitted by law.

2023 Proxy Statement	59

Q: How can I change my vote after submitting it?

A: If you are a stockholder of record, you can revoke your proxy or change your vote before your shares are voted at the Annual Meeting by:

•	Submitting a timely written notice of revocation to our Secretary and General Counsel at 440 S. Church Street, Suite 700 Charlotte, NC 28202 prior to the vote at the Annual Meeting;

•	If you completed and returned a proxy card, submitting a new proxy card with a later date and returning it by the deadline provided in your proxy materials;

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy); or

•

If you voted via the Internet or by telephone, voting again by the same means prior to 11:59 p.m., EDT, on May 7, 2023 (your latest Internet or telephone vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy from them.

Q: Are the Principal Stockholders entitled to designate any director nominees for election to our Board of Directors?

A: Under the Stockholders Agreement, the Principal Stockholders, have the right to designate as nominees a certain percentage of director nominees for election to our Board of Directors based on their beneficial ownership. See the “Corporate Governance—Information about our Board” section of this Proxy Statement for additional information.

Q: Where can I find the voting results of the Annual Meeting?

A: We will announce the preliminary voting results at the Annual Meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

60	2023 Proxy Statement

STOCKHOLDER INFORMATION FOR FUTURE ANNUAL MEETINGS

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2024 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our Secretary and General Counsel at our principal executive offices no later than the close of business on November 30, 2023, unless the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or after the first anniversary of May 8, 2023, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Under our Bylaws, a stockholder who wishes to nominate an individual for election to the Board of Directors or to propose any business to be considered directly at the annual meeting, rather than for inclusion in our proxy statement, must deliver advance notice of such nomination or business to the Company following the procedures in our Bylaws. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not later than February 8, 2024, nor earlier than January 9, 2024; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, then stockholders must provide notice within the time periods specified in our Bylaws. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

All proposals or director nominations described above should be sent to our principal executive offices at Driven Brands Holdings Inc., Attn: Secretary and General Counsel, 440 S. Church Street, Suite 700 Charlotte, NC 28202.

We advise you to review our Bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals.

Further, to comply with the SEC’s universal proxy rules, if a stockholder intends to solicit proxies in support of director nominees submitted under these advance notice provisions, then we must receive proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act, delivered to our Secretary and General Counsel at our principal executive offices by March 11, 2024 (or, if the 2024 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 30 days after such anniversary date, then notice must be provided not later than the later of either 60 days prior to the 2024 Annual Meeting of Stockholders or the 10th day following the date on which public announcement of the 2024 Annual Meeting of Stockholders is made). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the 2022 Annual Report, this Proxy Statement, and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials and/or proxy materials either now or in the future, please mail a request to Driven Brands Holdings Inc., Attn: Secretary and General Counsel, 440 S. Church Street, Suite 700 Charlotte, NC 28202 or call (704) 377-8855. Upon written or oral request to the Secretary and General Counsel, we will promptly provide a separate copy of the Notice of Internet Availability of Proxy Materials and/or proxy materials. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials in the future in the same manner as described above.

Availability of Annual Report on Form 10-K and Proxy Statement

We will provide, without charge to you, upon written or oral request, a copy of the 2022 Annual Report on Form 10-K, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to the Secretary and General Counsel, 440 S. Church Street, Suite 700 Charlotte, NC 28202 or by calling (704) 377-8855.

2023 Proxy Statement	61

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. It is possible that our actual results may differ materially from those contemplated, expressed, projected, anticipated, or implied in the forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2022, and in other filings made by the Company from time to time with the SEC. Forward-looking and other statements in this Proxy Statement may also address our corporate responsibility progress, plans, and goals (including sustainability and environmental matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the SEC. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

62	2023 Proxy Statement

APPENDIX A: RECONCILIATIONS

Reconciliation of Non-GAAP Financial Measures

The following information provides definitions and reconciliations of the non-GAAP financial measures presented in this proxy statement to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided this non-GAAP financial information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in this proxy statement release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this proxy statement. The non-GAAP financial measures in this proxy statement may differ from similarly titled measures used by other companies.

Adjusted Earnings Per Share

Adjusted diluted earnings per share attributable to Driven Brands common stockholders (“Adjusted EPS”) is considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in diluted earnings per share attributable to Driven Brands common stockholders calculated in accordance with GAAP. Management believes that Adjusted EPS are meaningful measures to share with investors because they facilitate comparison of the current period performance with that of the comparable prior period. In addition, Adjusted EPS afford investors a view of what management considers to be Driven Brands’ core earnings performance.

The tables below reflect the calculation of Adjusted EPS for the fiscal year ended December 31, 2022.

(in thousands, except per share amounts)	Year Ended December 31, 2022

Net income (loss)	$43,173

Acquisition related costs(a)	15,304

Non-core items and project costs, net(b)	20,241

Straight-line rent adjustmentI	14,965

Equity-based compensation expense(d)	20,583

Foreign currency transaction (gain) loss, netI	17,168

Bad debt recovery(f)	(449)

Trade name impairment(g)	125,450

Asset sale leaseback (gain) loss, impairment and closed store expenses(h)	(29,083)

Loss on debt extinguishment(i)	—

Amortization related to acquired intangible assets(j)	27,059

Provision for uncertain tax positions(k)	(148)

Valuation allowance for deferred tax asset(l)	3,051

Adjusted net income before tax impact of adjustments	257,314

Tax impact of adjustments(l)	(49,437)

Adjusted net income	207,877

Net loss attributable to non-controlling	(15)

Adjusted net income attributable to Driven Brands Holdings Inc.	$207,892

2023 Proxy Statement	A-1

(in thousands, except per share amounts)	Year Ended December 31, 2022

Adjusted Earnings Per Share

Basic(1)	$1.25

Diluted(1)	$1.22

Weighted average shares outstanding

Basic	162,762

Diluted	166,743

(1) Adjusted earnings per share is calculated under the two-class method. Under the two-class method, adjusted earnings per share is calculated using adjusted net income attributable to common shares, which is derived by reducing adjusted net income by the amount attributable to participating securities. Adjusted net income attributable to participating securities used in the basic earnings per share calculation was $0.9 million and $4.4 million for the three months and year ended December 31, 2022, respectively, and adjusted net income attributable to participating securities used in the diluted earnings per share calculation was $0.8 million and $3.9 million for the three months and year ended December 31, 2022, respectively.

Adjusted EBITDA

Adjusted EBITDA is considered a non-GAAP financial measure under the Securities and Exchange Commission’s (“SEC”) rules because it excludes certain amounts included in net income calculated in accordance with GAAP. Management believes that Adjusted EBITDA is a meaningful measure to share with investors because it facilitates comparison of the current period performance with that of the comparable prior period. In addition, Adjusted EBITDA affords investors a view of what management considers to be Driven Brand’s core operating performance as well as the ability to make a more informed assessment of such operating performance as compared with that of the prior period.

Please see the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023, for additional information on Adjusted EBITDA. The tables below reflect the calculation of Adjusted EBITDA for the fiscal year ended December 31, 2022.

(in thousands)	Year Ended December 31, 2022

Net income (loss)	$43,173

Income tax expense	25,167

Interest expense, net	114,096

Depreciation and amortization	147,156

EBITDA	$329,592

Acquisition-related costs(a)	15,304

Non-core items and project costs, net(b)	20,241

Straight-line rent adjustment(c)	14,965

Equity-based compensation expense(d)	20,583

Foreign currency transaction (gain) loss, net(e)	17,168

Bad debt recovery(f)	(449)

Trade name impairment (g)	125,450

Asset sale leaseback (gain) loss, impairment and closed store expenses(h)	(29,083)

Loss on debt extinguishment(i)	—

Adjusted EBITDA	$513,771

A-2	2023 Proxy Statement

Adjusted EBITDA and Adjusted EPS Footnotes

a. Consists of acquisition costs as reflected within the consolidated statement of operations, including legal, consulting and other fees and expenses incurred in connection with acquisitions completed during the applicable period, as well as inventory rationalization expenses incurred in connection with acquisitions. We expect to incur similar costs in connection with other acquisitions in the future and, under U.S. GAAP, such costs relating to acquisitions are expensed as incurred and not capitalized.

b. Consists of discrete items and project costs, including third-party consulting and professional fees associated with strategic transformation initiatives, as well as a $15 million change in estimate related to the Tax Receivable Agreement that we entered into at the IPO related to the filing of our 2021 tax returns in the fourth quarter 2022.

c. Consists of the non-cash portion of rent expense, which reflects the extent to which our straight-line rent expense recognized under U.S. GAAP exceeds or is less than our cash rent payments.

d. Represents non-cash equity-based compensation expense.

e. Represents foreign currency transaction gains/losses, net that primarily related to the remeasurement of our intercompany loans. These losses are partially offset by unrealized gains/losses on remeasurement of cross currency swaps and forward contracts.

f. Represents the recovery of previously uncollectible receivables outside of normal operations.

g. Relates to an impairment of certain Car Wash trade names as the Company elected to discontinue their use.

h. Relates to net (gain) loss on sale leasebacks, impairment of certain fixed assets and operating lease right-of-use assets related to closed locations, and lease exit costs and other costs associated with stores that were closed prior to the respective lease termination dates.

i. Represents the write-off of debt issuance costs associated with early termination of debt.

j. Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the consolidated statements of operations.

k. Represents uncertain tax positions recorded for tax positions, inclusive of interest and penalties.

l. Represents the tax impact of adjustments associated with the reconciling items between net income and Adjusted Net Income, excluding the provision for uncertain tax positions and valuation allowance for certain deferred tax assets. To determine the tax impact of the deductible reconciling items, we utilized statutory income tax rates ranging from 9% to 36%, depending upon the tax attributes of each adjustment and the applicable jurisdiction.

2023 Proxy Statement	A-3

DRIVEN BRANDS HOLDINGS INC. 440 SOUTH CHURCH ST., SUITE 700 CHARLOTTE, NC 28202 BROADRIDGE FINANCIAL SOLUTIONS, INC. ATTENTION:TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717 1 OF 2 1 1 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DRVN2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 7, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # 0000000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 HOUSEHOLDING AREA PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V07412-P89077 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DRIVEN BRANDS HOLDINGS INC. For All Withhold All For All Except The Board of Directors recommends you vote FOR ALL nominees listed in Proposal 1: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors [    ] [    ] [    ] Nominees: 01) Chadwick Hume 02) Karen Stroup 03) Peter Swinburn The Board of Directors recommends you vote FOR Proposals 2 and 3: For Against Abstain 2. Advisory vote to approve the compensation of our named executive officers. [    ] [    ] [    ] 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023. [    ] [    ] [    ] NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. BROADRIDGE FINANCIAL SOLUTIONS ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717 Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE # V.1.6 - CONS 06 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V07413-P89077 DRIVEN BRANDS HOLDINGS INC. Annual Meeting of Stockholders May 8, 2023 This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Tiffany Mason and Scott O’Melia, each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Driven Brands Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 p.m., EDT on May 8, 2023, virtually via live webcast at www.virtualshareholdermeeting.com/DRVN2023, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter that the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR ALL of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.Continued and to be signed on reverse side